       As filed with the Securities and Exchange Commission on January 29, 2002
                                     An Exhibit List can be found on page II-3.
                                                  Registration No. 333-

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                              ---------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------

                          ONE VOICE TECHNOLOGIES, INC.
                 (Name of small business issuer in its charter)

              Nevada                         7372                95-4714338
(State or other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 Incorporation or Organization)  Classification Code Number) Identification No.)

                         6333 Greenwich Drive, Suite 240
                           San Diego, California 92122
                                 (858) 552-4466
          (Address and telephone number of principal executive offices and principal place of business)

                              Dean Weber, President
                          ONE VOICE TECHNOLOGIES, INC.
                         6333 Greenwich Drive, Suite 240
                           San Diego, California 92122
                                 (858) 552-4466
            (Name, address and telephone number of agent for service)

                              ---------------------
                                   Copies to:

                             Gregory Sichenzia, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)
                              ---------------------

                Approximate date of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              ---------------------

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
                                                                           Proposed Maximum      Proposed Maximum      Amount of
          Title of Each Class of Securities               Amount to be    Offering Price Per    Aggregate Offering   Registration
                   to be Registered                        Registered         Security(1)             Price               Fee
-----------------------------------------------------------------------------------------------------------------------------------
Shares of common stock, $.001 par value/(2)/                 12,200,694           $.72               $8,784,500

Total                                                                                                                   $808.18
-----------------------------------------------------------------------------------------------------------------------------------

/(1)/ Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Nasdaq SmallCap Market on January 14, 2002.

/(2)/ Represents 300% of the shares issuable upon conversion of our 4% convertible debentures and 500,000 shares issuable upon the exercise of outstanding warrants issued on January 7, 2002.

                              ---------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by One Voice Technologies, Inc., with the Securities and Exchange Commission. The Selling Stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS             Subject To Completion, Dated January __, 2002

     The information in this prospectus is not complete and may be changed.

                          One Voice Technologies, Inc.

                              12,200,694 Shares of
                                  Common Stock

         This prospectus relates to the resale by the selling stockholder of 12,200,694 shares of our common stock, based on current market prices. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholder is deemed an underwriter of the shares of common stock, which they are offering.

         We will pay the expenses of registering these shares.

         Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Nasdaq SmallCap Market under the symbol "ONEV." The last reported sales price per share of our common stock as reported by the Nasdaq SmallCap Market on January 14, 2002, was $.72.

                                ---------------

            Investing in these securities involves significant risks.
                     See "Risk Factors" beginning on page 3.

                                ---------------

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is January __, 2002.

                               PROSPECTUS SUMMARY

         The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

One Voice Technologies, Inc.

         We are a developer of 4th generation voice solutions for the telecom, telematics, television and Internet appliance, and personal computer markets. Our Intelligent Voice(TM) solutions employ patent-pending technology that allows people to use their voice to compose, send and receive messages, purchase products, access information, and control devices.

         Our technology allows people to talk with computers and wireless devices, such as cellular phones and personal digital assistants, in a way that has not been seen in any commercial product to date. Our technology engine allows worldwide consumers to talk, as if they were speaking to another person, and instantaneously access and interact with content on the World Wide Web. Internet users can talk with any website to search and find information through an interactive and entertaining experience.

         Our development efforts are focused on MobileVoice Messaging in the wireless market. This sector has both business and consumer market applications. MobileVoice Messaging is the only solution available that gives wireless phone users the ability to address, compose and send e-mail, phone to phone and paging messages using only their voice.

         Our initial product is the first in our line of intelligent voice interactive solutions. Our software is based on artificial intelligence that allows people to talk with their computers and wireless devices through everyday common speech. Our artificial intelligence technology is so advanced that it understands not only simple phrases but advanced linguistic concepts such as topic, subject and synonym relationships. By asking the user relevant questions, our software system can help clarify and learn from the user's requests.

The Offering

Common stock offered by selling stockholders
 (includes 300% of the shares underlying
 convertible notes and warrants) .........    Up to 12,200,694 shares, based on
                                              current market prices and assuming
                                              full conversion of the convertible
                                              note, with interest for two years.
                                              This number represents 39.46% of
                                              our current outstanding stock
Common stock to be outstanding after the
 offering ................................    Up to 30,920,882 shares
Use of proceeds...........................    We will not receive any proceeds
                                              from the sale of the common stock.
Nasdaq SmallCap Market....................    ONEV


         The above information is based on 18,720,188 shares of common stock outstanding as of December 2, 2001 and assumes the subsequent conversion of our issued convertible note, with interest, and exercise of warrants by our selling stockholder, and excludes:

 .   3,000,000 shares of common stock issuable upon exercise of outstanding employee stock options;

 .   2,158,186  shares of common stock issuable upon exercise of outstanding warrants;

 .   4,583,333 shares of common stock issuable upon conversion of outstanding convertible notes; and

 .   3,885,286 shares of common stock registered on our Form SB-2 filed on
    January 3, 2002.

                                  RISK FACTORS

         This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related To Our Business:

We have lost money since inception. We expect future losses and we may never become profitable.

         Since inception, we have incurred significant losses. Net loss for the nine months ended September 30, 2001, totaled $6,367,522 and we had an accumulated deficit of $17,547,357 at September 30, 2001. We expect to continue to incur net losses until sales generate sufficient revenues to fund our continuing operations. We may fail to achieve significant revenues from sales or achieve or sustain profitability. There can be no assurance of when, if ever, we will be profitable or be able to maintain profitability.

If we do not become profitable we may not be able to continue our operations.

         Our future sales and profitability depend in part on our ability to demonstrate to prospective customers the potential performance advantages of using voice interface software. To date, commercial sales of our software have been limited. A lack of a proven market or market studies for our product means that while we, software engineers and software magazine writers may believe the public will enthusiastically accept voice interface software, the true market for this product may be minor or nonexistent. This could result in little or no sales revenue without which we will not be able to continue our operations indefinitely.

We have a limited operating history which makes it difficult to evaluate our business.

         Our current corporate entity commenced operations in 1999 and has a limited operating history. We have limited financial results on which you can assess our future success. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets, such as voice recognition software, media delivery systems and electronic commerce.

         To address the risks and uncertainties we face, we must:

         --   establish and maintain broad market acceptance of our products and services and convert that acceptance into direct and indirect sources of revenues;
         --   maintain and enhance our brand name;
         --   continue to timely and successfully develop new products, product features and services and increase the functionality and features of existing products;
         --   successfully respond to competition from Microsoft and others, including emerging technologies and solutions; and
         --   develop and maintain strategic relationships to enhance the distribution, features and utility of our products and services.

If we are unable to obtain additional funding our business operations will be harmed.

         We believe that our available short-term assets and investment income will be sufficient to meet our operating expenses and capital expenditures through the end of fiscal year 2001. We do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy or may require us to delay, scale back or eliminate certain contracts for the provision of voice interface software.

Our operating results are likely to fluctuate significantly.

     As a result of our limited operating history and the rapidly changing nature of the markets in which we compete, our quarterly and annual revenues and operating results are likely to fluctuate from period to period. These fluctuations may be caused by a number of factors, many of which are beyond our control. These factors include the following, as well as others discussed elsewhere in this section:

     -- how and when we introduce new products and services and enhance our existing products and services;
     -- our ability to attract and retain new customers and satisfy our customers' demands;
     -- the timing and success of our brand-building and marketing campaigns;
     --  our ability to establish and maintain strategic relationships;
     --  our ability to attract, train and retain key personnel;
     -- the demand for voice recognition Internet search software applications;
     --  the emergence and success of new and existing competition;
     -- varying operating costs and capital expenditures related to the expansion of our business operations and infrastructure, domestically and internationally, including the hiring of new employees;
     -- technical difficulties with our products, system downtime, system failures or interruptions in Internet access;
     -- changes in the mix of products and services that we sell to our customers;
     -- costs and effects related to the acquisition of businesses or technology and related integration; and
     --  costs of litigation and intellectual property protection.

     In addition, because the market for our products and services is relatively new and rapidly changing, it is difficult to predict future financial results.

     For these reasons, you should not rely on period-to-period comparisons of our financial results, if any, as indications of future results. Our future operating results could fall below the expectations of public market analysts or investors and significantly reduce the market price of our common stock. Fluctuations in our operating results will likely increase the volatility of our stock price.

We are a development-stage company and unexpected or uncontrollable business or economic forces are more likely to harm us.

     We are in the development or starting stages of our business plan and are therefore more vulnerable to unexpected or uncontrollable business and economic forces. We lack any loyalty and brand name recognition from potential customers and business partners. Unknown software errors may not be corrected in time to develop a sustainable customer base. Unfavorable product reviews or news reports could squelch early sales efforts. A competitor may quickly release a better version of a similar product before we can complete our development efforts. Economic conditions such as a national or world recession, international trade restrictions on computer product sales, or a slowdown in new technology growth could reduce our revenues below financially-healthy levels. The risks of a development-stage company include a lack of job security for employees and the possible loss of all investment funds by investors.

Our current and potential competitors, some of whom have greater resources and experience than we do, may develop products and technologies that may cause demand for, and the prices of, our products to decline.

     A number of companies have developed, or are expected to develop, products that compete with our products. Competitors in the voice interface software market include IBM, Lernout and Hauspie Speech Products, SpeechWorks and
Nuance. We expect additional competition from other companies such as Microsoft, who has recently made investments in, and acquired, voice interface technology companies. Furthermore, our competitors may combine with each other, and other companies may enter our markets by acquiring or entering into strategic relationships with our competitors. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the abilities of their advanced speech and language technology products to address the needs of our prospective customers.

     Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger customer bases than we do. Our present or future competitors may be able to develop products comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and standards or customer requirements, or devote greater resources to the development, promotion and sale of their products than we do. Accordingly, we may not be able to compete effectively in our markets, competition may intensify and future competition may harm our business.

Any inability to adequately protect our proprietary technology could harm our ability to compete.

     Our future success and ability to compete depends in part upon our proprietary technology and our trademarks, which we attempt to protect with a combination of patent, copyright, trademark and trade secret laws, as well as with our confidentiality procedures and contractual provisions. These legal protections afford only limited protection and are time-consuming and expensive to obtain and/or maintain. Further, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

     We do not currently have any issued patents. We currently have 3 pending patent applications, but there is no guarantee that patents will be issued with respect to our current or future patent applications. Any patents that are issued to us could be invalidated, circumvented or challenged. If challenged, our patents might not be upheld or their claims could be narrowed. Our intellectual property may not be adequate to provide us with competitive advantage or to prevent competitors from entering the markets for our products. Additionally, our competitors could independently develop non-infringing technologies that are competitive with, equivalent to, and/or superior to our technology. Monitoring infringement and/or misappropriation of intellectual property can be difficult, and there is no guarantee that we would detect any infringement or misappropriation of our proprietary rights. Even if we do detect infringement or misappropriation of our proprietary rights, litigation to enforce these rights could cause us to divert financial and other resources away from our business operations. Further, we license our products internationally, and the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

Our products may infringe upon the intellectual property rights of others and resulting claims against us could be costly and require us to enter into disadvantageous license or royalty arrangements.

     The software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of intellectual property rights. Although we attempt to avoid infringing upon known proprietary rights of third parties, we may be subject to legal proceedings and claims for alleged infringement by us or our licensees of third-party proprietary rights, such as patents, trade secrets, trademarks or copyrights, from time to time in the ordinary course of business. Any claims relating to the infringement of third-party proprietary rights, even if not successful or meritorious, could result in costly litigation, divert resources and management's attention or require us to enter into royalty or license agreements which are not advantageous to us. In addition, parties making these claims may be able to obtain injunctions, which could prevent us from selling our products. Furthermore, former employers of our employees may assert that these employees have improperly disclosed confidential or proprietary information to us. Any of these results could harm our business. We may be increasingly subject to infringement claims as the number of, and number of features of, our products grow.

If the standards we have selected to support are not adopted as the standards for speech-activated software, businesses might not use our speech-activated software platform for delivery of applications and services, and our revenue growth could be negatively affected.

     The market for speech-activated services software is new and emerging. Certain industry software standards have, however, been established but may change as the technology evolves. We may not be competitive unless our products support changing industry software standards. The emergence of industry standards other than those we have selected to support, whether through adoption by official standards committees or widespread usage, could require costly and time consuming redesign of our products. If these standards become widespread and our products do not support them, our clients and potential clients may not purchase our products, and our revenue growth could be adversely affected. Multiple standards in the marketplace could also make it difficult for us to design our products to support all applicable standards, which could also result in decreased sales of our products.

Our failure to respond to rapid change in the market for speech-activated services software could cause us to lose revenue and harm our business.

     The speech-activated services software industry is relatively new and rapidly evolving. Our success will depend substantially upon our ability to enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing end-user requirements and incorporate technological advancements. If we are unable to develop new products and enhanced functionalities or technologies to adapt to these changes, or if we cannot offset a decline in revenue from existing products with sales of new products, our business will suffer.

     Commercial acceptance of our products and technologies will depend, among other things, on:

     -- the ability of our products and technologies to meet and adapt to the needs of our target markets;
     -- the performance and price of our products as compared to our competitors' products;
     -- our ability to deliver customer service directly and through our resellers; and
     --   the ability of our customers to utilize our product.

Our products may not be 100% accurate at recognizing speech or authenticating speaker identities and we could be subject to claims related to the performance of our products. Any claims, whether successful or unsuccessful, could result in significant costs and could damage our reputation.

     Speech recognition, natural language understanding and authentication technologies, including our own, are not 100% accurate. Our customers will use our products to provide important services to their customers. Any misrecognition of voice commands or incorrect authentication of a user's voice in connection with these transactions could result in claims against us or our customers for losses incurred. Although our contracts will typically contain provisions designed to limit our exposure to liability claims, a claim brought against us for misrecognition or incorrect authentication, even if unsuccessful, could be time-consuming, divert management's attention, result in costly litigation and harm our reputation. Moreover, existing or future laws or unfavorable judicial decisions could limit the enforceability of the limitation of liability, disclaimer of warranty or other protective provisions contained in our contracts.

There are risks associated with forward-looking statements made by us and actual results may differ.

     Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

     --   discuss our future expectations;
     -- contain projections of our future results of operations or of our financial condition; and
     --   state other "forward-looking" information.

     We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors could have an adverse effect on our business, results of operations and financial condition.

Risks Relating To Our Current Financing Agreement:

There are a large number of shares underlying our convertible note, and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.

     As of December 3, 2001, we had 18,720,188 shares of common stock issued and outstanding and convertible promissory notes outstanding that may be converted into an estimated 8,446,527 shares of common stock at current market prices, and outstanding options and warrants to purchase 5,158,186 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible note may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the note and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The continuously adjustable conversion price feature of our convertible notes could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders.

     Our obligation to issue shares upon conversion of our convertible securities is essentially limitless.

     The following is an example of the amount shares of our common stock that is issuable, upon conversion of our convertible notes, based on market prices 24%, 50% and 74% below the market price, as of January 14, 2002 of $0.72.


                                          With
                                          ----          Number of Shares      Percentage of
% Below Market    Price Per Share    Discount of 20%       Issuable         Outstanding Stock
--------------    ---------------    ---------------       --------         -----------------
     24%               $.54              $.432            3,900,231               17.24%
     50%               $.36              $.288            5,850,347               23.81%
     74%               $.18              $.144           11,700,694               38.46%

As illustrated, the number of shares of common stock issuable upon conversion of our convertible notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The issuance of shares upon conversion of the convertible note and exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

     The issuance of shares upon conversion of the convertible note and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholder may not convert their convertible note and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholder from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholder could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

Risks Relating To Our Common stock:

Our directors and executive officers beneficially own approximately 41.34% of our stock; their interests could conflict with yours; significant sales of stock held by them could have a negative effect on our stock price; stockholders may be unable to exercise control.

     As of September 30, 2001, our executive officers, directors and affiliated persons beneficially own approximately 41.34% of our common stock. Dean Weber, our chief executive officer and chairman of the board, beneficially owns approximately 37.9% of our common stock. As a result, our executive officers, directors and affiliated persons will have significant influence to:

     --   elect or defeat the election of our directors;
     --   amend or prevent amendment of our articles of incorporation or bylaws;
     -- effect or prevent a merger, sale of assets or other corporate transaction; and
     -- control the outcome of any other matter submitted to the stockholders for vote.

     As a result of their ownership and positions, our directors and executive officers collectively are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Our Stock Price Has Been and May Continue to Be Volatile.

     The trading price of our common stock has been and is likely to continue to be highly volatile. For example, during the 52-week period ended September 30, 2001, the price of our common stock ranged from $9.75 to $.25 per share. Our stock price could be subject to wide fluctuations in response to factors such as:

     --   actual or anticipated variations in quarterly operating results;
     -- announcements of technological innovations, new products or services by us or our competitors;
     --   changes in financial estimates or recommendations by securities analysts;
     -- the addition or loss of strategic relationships or relationships with our key customers;
     -- conditions or trends in the Internet and online commerce markets, including the provision of related speech-activated services;
     -- changes in the market valuations of other Internet, online service or software companies;
     -- announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
     --   legal, regulatory or political developments;
     --   additions or departures of key personnel;
     --   sales of our common stock by insiders or stockholders; and
     --   general market conditions.

     The historical volatility of our stock price may make it more difficult for you to resell shares when you want at prices you find attractive. Sharp increases in our stock price could have a negative impact on our financial condition.

     In addition, the stock market in general, and the Nasdaq SmallCap Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may reduce our stock price, regardless of our operating performance.

We have been advised by The Nasdaq Stock Market that we fail to meet its continued listing criteria; the loss of our Nasdaq listing could negatively impact the price of our common stock and make it more difficult to dispose of.

     In August 2001, we received a letter from Nasdaq notifying us that since the bid price of our common stock had fallen below $1.00 per share, our common stock would be delisted from Nasdaq within 90 days, unless the price increased above $1.00 prior to that time. In October 2001, Nasdaq announced that it was delaying the review of companies that failed to meet the minimum bid price requirements. Nasdaq has since announced, pending SEC approval, that it intends to allow companies that do no meet the minimum per share requirement up to one year to regain compliance prior to delisting.

     If we fail to comply with the continued listing requirements, our common stock will be delisted from Nasdaq and will commence trading on the over-the-counter electronic bulletin board. The effect of the foregoing would be to make the purchase and sale of our common stock more difficult and would likely depress the price of the stock.

If we fail to meet the expectations of public market analysts and investors, the market price of our common stock may decrease significantly.

     Public market analysts and investors have not been able to develop consistent financial models for the Internet market because of the unpredictable rate of growth of Internet use, the rapidly changing models of doing business on the Internet and the Internet's relatively low barriers to entry. As a result, and because of the other risks discussed in this prospectus, it may be likely that our actual results will not meet the expectations of public market analysts and investors in future periods. If this occurs, the price of our common stock will likely fall.

Our common stock is subject to "penny stock" rules.

     The Securities and Exchange Commission (the "Commission") has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks

                                 USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder of our company. There will be no proceeds to our company from the sale of shares of common stock in this offering. We may realize up to $480,000 upon the exercise of warrants, which will be used for general corporate purposes.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock began trading on the Nasdaq SmallCap Market on October 24, 2000, under the symbol "ONEV." Our common stock previously traded on the OTC Electronic Bulletin Board under the same symbol. The OTC Electronic Bulletin Board is sponsored by the National Association of Securities Dealers (NASD) and is a network of security dealers who buy and sell stocks.

     For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

                                    Low        High
                                    ---        ----

1999
----
First Quarter                        .13       .60
Second Quarter                       .16      5.88
Third Quarter                       4.00     10.00
Fourth Quarter                      4.00      8.50

2000
----
First Quarter                       8.00     27.75
Second Quarter                      9.00     24.00
Third Quarter                       6.56     17.25
Fourth Quarter                      1.13      9.75

2001
----
First Quarter                        .9375    2.4844
Second Quarter                       .34      2.75
Third Quarter                        .45      1.20
Fourth Quarter                       .20       .82



     As of October 2, 2001, our common stock shares were held by 3,035 stockholders of record. We believe that the number of beneficial owners is substantially greater than the number of record holders because a significant portion of our outstanding common stock is held of record in broker "street names" for the benefit of individual investors. The transfer agent of our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

DIVIDEND POLICY

     Our board of directors determines any payment of dividends. We do not expect to authorize the payment of cash dividends in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements, and other business and financial considerations.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion and analysis of our plan of operation should be read in conjunction with the financial statements and the related notes. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which are based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Overview

     We are an early growth stage company and plan to be a leading provider of voice recognition applications for messaging, access to content and mobile commerce on wireless devices.

     We are a developer of fourth generation voice solutions for the telecom, telematics, television, Internet appliance, and personal computer markets. Our Intelligent Voice(TM) solutions employ patent-pending technology that allows people to use their voice to compose, send and receive messages, purchase products, access information, and control devices.

     Our development efforts are focused on MobileVoice Messaging in the wireless market. This sector has both business and consumer market applications. The MobileVoice Messaging solution gives wireless phone users the ability to address, compose and send e-mail, phone to phone and paging messages using only their voice.

     Our initial product is the first in our line of intelligent voice interactive solutions. Our software is based on artificial intelligence that allows people to talk with their computers and wireless devices through everyday common speech. We believe that our artificial intelligence technology is so advanced that it understands not only simple phrases, but advanced linguistic concepts such as topic, subject and synonym relationships. By asking the user relevant questions, our system can help clarify and learn from the user's requests.

     Our software will be licensed to other businesses such as local, long distance and wireless carriers, e-mail and Internet service providers and large corporations wanting to provide their customers with access to e-mail, SMS, and Instant Messaging from mobile devices. It will also be licensed to corporations wanting to provide mobile access to enterprise information. Our solutions are highly customizable for a variety of different applications, depending on customer needs. These solutions are very unique in the market and have an opportunity to provide important new ways for people to communicate and do business anytime, anywhere.

Management's Discussion and Analysis

     As planned, we launched and began testing our MobileVoice Messaging system with several major wireless carriers in August 2001. This testing process allows for carriers to provide feedback on product usability and performance. We are continuing to work closely with these carriers to develop features and product characteristics that meet the market needs. This product refinement process will continue over the course of the next few months with a goal for a market trial and a subsequent nationwide rollout in 2002.

     In the last quarter, our company's Mobile Voice Platform has been selected to be featured in Ericsson's CDMA Solutions Center. This new facility has attracted top wireless carriers from around the world to experience the latest in wireless technology. Our company's voice-enabled mobile applications will continue to be showcased in demonstrations at this new state of the art facility.

     In the telecom sector, we plan to license our technology to wireless carriers to provide voice-activated services for their subscribers allowing for increased revenue streams. Although we intend to sell our services primarily through wireless carriers, we believe there are also significant opportunities to offer these services to corporations directly. We continue to consider strategic initiatives in order to achieve our objectives with this goal.

     In September 2001, we began working closely with a Unified Messaging/Presence Management company to develop a wireless voice interface to their Unified Messaging system. Once completed, this will allow for wide access to the user's contact list for composing Instant Messages through a wireless phone. Our goal is to work jointly with this company and to offer this solution to their current wireless carrier customers.

     In October 2001, we entered into a marketing agreement with a third party for representation of the IVAN Desktop product for the purpose of sourcing various retail opportunities including QVC, The Home Shopping Network and Q-Direct. Our goal is to work closely with this third party to create wide exposure to consumers through these various sales channels.

     The telematics sector encompasses voice-activated devices, which could be installed in a motor vehicle to access information on the Internet. Voice capabilities of these in-car devices are vital since they allow users to remain focused on driving, therefore supporting new safety initiatives. We plan to pursue this sector following the launch and acceptance of our MobileVoice Messaging system.

     The following table sets forth selected information from the statements of operations for the three months ended September 30, 2001 and 2000.

                  Selected Statement Of Operations Information

                                  Three Months Ended      Three Months Ended
                                     Sept. 30, 2001         Sept. 30, 2000
                                  -------------------     ------------------
         Net Revenues                  $   60,818              $       --
         Operating expenses            $2,402,994              $2,222,451
         Net loss                      $2,344,146              $2,222,451

Discussion of the three months ended September 30, 2001 compared with the three months ended September 30, 2000.

     Net revenues totaled $60,818 for the quarter ended September 30, 2001, primarily from barter transactions. No revenue was earned for the quarter ended September 30, 2000. The recognition of revenues resulted primarily from product licensing in exchange for advertising and sales of our initial Ivan desktop software product.

     Operating expenses increased to $2,402,994 for the quarter ended September 30, 2001 from $2,222,451 for the same quarter in 2000. The increase in operating expenses was a direct result of inclusion of non-cash expenses totaling $1,117,866 which covered entries for: covered entries for: depreciation and amortization; amortization of discount on Note Payable; options/shares issued for services; and impairment loss related to customer lists. Salary and wage expense was $437,284 for the third quarter of 2001 compared to $582,758 for the third quarter in 2000. The decrease reflects our new direction into the telecom, telematics and TV/Internet appliance initiatives with a restructured work force. Advertising and promotion expense totaled $92,335 for the three months ended September 30, 2001 from $195,519 for the same quarter in 2000. The decrease in advertising and promotion expense results from the limited marketing activities related to the new products which are in development stage for the telecom, telematics and TV/Internet appliance markets. Legal and consulting expenses decreased to $258,638 for the three months ended September 30, 2001 from $279,601 for the same quarter in 2000. Depreciation and amortization expenses increased to $303,047 for the quarter ended September 30, 2001 from $291,176 for the same period in the prior year.

     We had a net loss of $2,344,146 or basic and diluted net loss per share of $0.16 for the three months ended September 30, 2001 compared to $2,222,451 or basic and diluted net loss per share of $0.18 for the same quarter in 2000.

Discussion of the nine months ended September 30, 2001 compared with the nine months ended September 30, 2000.

     Net revenues totaled $185,678 for the nine months ended September 30, 2001, primarily from barter transactions. No revenues were earned for the nine months ended September 30, 2000. The recognition of revenues resulted primarily from product licensing in exchange for advertising and sales of our initial Ivan desktop software product.

         Operating expenses increased to $6,527,250 for the nine months ended September 30, 2001 from $5,450,363 for the same period in 2000. The increase in operating expenses was a direct result of inclusion of non-cash expenses totaling $1,906,710 for the nine months ended September 30, 2001 as compared to $847,453 for the same period in 2000, which covered entries for: depreciation and amortization; amortization of discount on Note Payable; options/shares issued for services; and impairment loss related to customer lists. Salary and wage expense was $1,677,305 for the nine months ended September 30, 2001 as compared to $1,383,066 for the same period in 2000. The increase in 2001 as compared to 2000 arose primarily from the increased labor force during the first and second quarters of 2001, which we have restructured to accommodate our new direction into the telecom, telematics and TV/Internet appliance initiatives. Advertising and promotion expense totaled $499,594 for the nine months ended September 30, 2001 as compared to $493,281 for the same period in 2000. Advertising and promotion expense resulted from the limited marketing activities related to the new products which are in development stage for the telecom, telematics and TV/Internet appliance markets. Legal and consulting expenses decreased to $574,104 for the nine months ended September 30, 2001 from $783,321 for the same period in 2000. Depreciation and amortization expenses increased to $958,896 for the nine months ended September 30, 2001 from $686,570 for the same period in the prior year, primarily due to increased capitalized costs which were non-existent in 2000.

         We had a net loss of $6,367,522 or basic and diluted net loss per share of $0.46 for the nine months ended September 30, 2001 compared to $5,450,363 or basic and diluted net loss per share of $0.44 for the same period in 2000.

Liquidity And Capital Resources

         At September 30, 2001 we had working capital of $1,410,935 as compared with $7,176,033 at September 30, 2000.

         Notes payable had a face value of $2,000,000 at December 31, 2000. Notes payable had a face value of $1,000,000 at September 30, 2001 as a result of a partial conversion to stock of the notes described below.

         In July 2001, $175,000 of the outstanding note payable was converted to 277,366 shares of our common stock at an average rate of $0.63 per share.

    Month of Conversion           Principal Converted       Shares Converted To        Avg. rate per share
-----------------------------    ----------------------    -----------------------    ----------------------
         March 2001                     $500,000                   383,732                   $ 1.30
          May 2001                        40,000                    61,471                     0.65
          May 2001                       135,000                   215,639                     0.63
          May 2001                       100,000                   158,541                     0.63
         June 2001                        50,000                    79,492                     0.63
         July 2001                       175,000                   277,366                     0.63

         On August 3, 2001, we entered into a settlement agreement with Dominick & Dominick LLC, to be effective September 1, 2001, pursuant to which we issued 110,000 shares of common stock and 300,000 common stock purchase warrants. We relied on Section 4(2) of the Act as a basis of exemption from registration. The Settlement Agreement was entered into in order to settle a dispute regarding a financial consulting agreement which we had entered into with Dominick & Dominick LLC as of May 30, 2000. Such shares and warrants were subsequently transferred to Dominick & Dominick Financial Corp., a Delaware corporation.

         In September 2001, we entered into a securities purchase agreement with the Laurus Master Fund, Ltd. for the issuance of a $600,000 8% convertible debenture and 100,000 common stock purchase warrants in reliance on Section 4(2) of the Act and Rule 506. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $.515. The commission for the transaction was 10% ($60,000). Proceeds amounted to $511,750, which is net of debt issue costs of $88,250.

         In September 2001, we entered into a securities purchase agreement with the Stonestreet Limited Partnership for the issuance of a $500,000 8% convertible note and 83,333 common stock purchase warrants in reliance on
Section 4(2) of the Act and Rule 506. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $.515. The commission for the transaction was 10% ($50,000). and a common stock purchase warrant for 83,333 shares of our stock at an exercise price per share of $.515. Proceeds amounted to $444,250, which is net of debt issue costs of $55,750.

         We maintain a cash balance that we believe will sustain operations into 2002. We continue to explore all possibilities in securing financing sufficient to cover operating expenses until such time the company reaches profitability. The losses through the quarter ended September 30, 2001 were due to minimal revenue and our operating expenses, with the majority of expenses in the areas of: salaries, legal fees, consulting fees, as well as amortization expense relating to software development, debt issue costs and licensing costs. We face considerable risk in completing each of our business plan steps, including, but not limited to: a lack of funding or available credit to continue development and undertake product rollout; potential cost overruns; a lack of interest in its solutions in the market on the part of wireless carriers or other customers; potential reduction in wireless carriers which could lead to significant delays in consummating revenue bearing contracts; and/or a shortfall of funding due to an inability to raise capital in the securities market. Since further funding is required, and if none is received, we would be forced to rely on our existing cash in the bank or secure short-term loans. This may hinder our ability to complete our product development until such time as necessary funds could be raised. In such a restricted cash flow scenario, we would delay all cash intensive activities including certain product development and strategic initiatives described above.

Subsequent Events

         In January 2002, we entered into a securities purchase agreement with the Laurus Master Fund, Ltd. and Stonestreet Limited Partnership for the issuance of an aggregate of $1,452,500 principal amount of 4% convertible notes and an aggregate of 500,000 common stock purchase warrants in reliance on
Section 4(2) of the Act and Rule 506. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $.96. The commission for the transaction was $87,500 and a 4% convertible note in the amount of $52,500.

In addition, as of January 21, 2002;

         a. Nevelle Investors LLC has converted all (principal balance of $2 million) of its convertible debt security and related interest into approximately 5.7 million shares of One Voice Technologies, Inc.'s common stock.

         b. Stonestreet Limited Partnership has converted all (principal balance of $500,000) of its convertible debt security and related interest into approximately 3.0 million shares of One Voice Technologies, Inc.'s common stock.

         c. Laurus Master Fund, Ltd. has converted $607,041 (principal balance of $596,931) of its convertible debt security and related interest into approximately 3.4 million shares of One Voice Technologies, Inc.'s common stock.

                                    BUSINESS

OVERVIEW

         We are a developer of 4th generation voice solutions for the telecom, telematics, television/Internet appliance and PC markets. One Voice's Intelligent Voice(TM) solutions employ, patent-pending technology that allows people to use their voice to compose/send/receive messages, purchase products, access information and control devices.

         We commenced operations as Conversational Systems, Inc. on January 1, 1999, and on July 14, 1999, merged into Dead On, Inc., a company originally incorporated in Nevada on August 23, 1995 as Belridge Holdings Corporation. On August 28, 1995, Belridge Broadcasting of Portland, Inc., a company originally incorporated in Delaware on February 4, 1987, merged into Belridge Holdings Corporation. Belridge Holdings Corporation was dormant until March 9, 1998, when it filed a Disclosure Statement pursuant to Rule 15c2-11 with the National Association of Securities Dealers in order to allow trading of its securities on the OTC Electronic Bulletin Board

         On July 30,1998, Belridge Holdings Corporation acquired the assets, liabilities and operating business of Dead On, LLC in order to manufacture sporting goods equipment and apparel. On September 15, 1998, Belridge Holdings Corporation changed its name to Dead On, Inc. On December 31, 1998, Dead On, Inc. discontinued all business related to the manufacture of sporting goods equipment and apparel.

     On June 16, 1999, a special meeting of the stockholders of Dead On, Inc. approved the divestiture of the assets and liabilities of the discontinued sporting goods equipment and apparel manufacturing business. On July 9, 1999, a special meeting of the stockholders of Dead On, Inc. approved the merger of Dead On, Inc. and Conversational Systems, Inc. in order to develop and market a new software system, and approved the name change of Dead On, Inc. to ConversIt.com, Inc. On September 9, 1999, a special meeting of the stockholders of ConversIt.com approved the name change of ConversIt.com, Inc. to One Voice Technologies, Inc.

         There have been no bankruptcy, receivership or similar proceedings.

         There have been no material reclassifications, mergers, consolidations, or purchase or sale of a significant amount of assets not in the ordinary course of business.

INDUSTRY BACKGROUND

         Wireless & Messaging growth. The proliferation of mobile wireless devices and services makes it clearly one of the fastest growing segments and arguably the largest consumer segment in the High Technology market today. Despite having over 700 million people using mobile phones today, the numbers continue to grow at double digit rates. Messaging in all its forms (e-mail, SMS, paging) has also become one of the core drivers of growth not only of wireless services but also the Internet as a whole. Over 500 billion e-mail messages will be sent this year from computers around the world and over 350 billion SMS messages will be sent from mobile phones. Both of these figures are expected to grow significantly in the years to come as messaging becomes a critical method of communication for businesses and consumers.

         Voice Technology. The use of voice technology is a natural for mobile products and services because it makes them more mobile. By not requiring users to look at small screens or use arrow keys to navigate, voice makes products simpler, more intuitive and easier to use anytime, anywhere. Industry analysts expect voice technology usage to grow significantly as people use these products and services for work and pleasure. The vast majority of the market is currently focused on 2nd generation, menu-based voice technology. This technology works well for simple applications, but has some major inherent limitations that don't allow it to address more advanced applications such as messaging.

         The need for easy access to personalized, relevant information. As the amount of information available has grown, it has became more difficult for users to access and find the information that is most useful and relevant to their needs especially in a mobile environment. With access to the Internet being provided primarily by computers today, the potential for access is significantly lower than it could be with mobile phone access.

         A variety of companies have started to provide access to the Mobile Internet from devices, but the methods of using these devices is cryptic and frustrating. Endless menus, small screens, arrow keys and stylus's promise to keep these services from meeting their true market potential.

 OUR SOLUTION

         One Voice Technologies, Inc. is a developer of 4th generation voice solutions for the telecom, telematics, television/Internet appliance and PC markets. One Voice's Intelligent Voice(TM) solutions employ, patent-pending technology that allows people to use their voice to compose/send/receive messages, purchase products, access information and control devices.

         Our development efforts are focused on the wireless market, where our services are particularly attractive to wireless carriers. One opportunity in this sector is MobileVoice Messaging, which has both business and consumer market applications. MobileVoice Messaging is the only solution available that's gives wireless phone users the ability to address, compose and send e-mail, phone to phone and paging messages using only their voice.

         The primary features of the voice recognition system are:

         -- utilizing commercially available speech recognition that relies on how words sound in order to match those sounds to words in a dictionary;
         --  analyzing words to determine their meaning;
         -- allowing the computer to listen and then talk back to the user; and -- processing speech at very high speed.

         As the user speaks with the system, it continues to "learn" the meaning of what the user says. It asks questions of the user when it is unsure what the user wants. It uses a conversational manner to quickly process information while it keeps the user informed as it is performing requested tasks. As an example, if the system is searching the Internet for the best price available for a particular type of automobile purchase, it will describe its search process and any problems it encounters, such as the unavailability of a needed web page due to heavy Internet demand. It will then ask the user if it should try again. It will offer suggestions, such as using a different time or searching in a different geographical location. We believe that our "two-way" technology built on top of continuous speech technology and operating between the application and the user is an entirely new class of application that allows the user to communicate with the application to refine what the application produces. Our system will automatically "adapt" to the user with each interaction.

         We have taken the following steps in our product development:
         --  raised capital through the sale of securities;
         -- leased additional commercial office space in San Diego, California; -- filled the following management positions - VP Sales, VP
             Operations, and VP Engineering;
         -- filled the following types of staff positions - sales, marketing, engineering, information technology (IT), information services
             (IS), administrative and human resources; and -- continued development of our software product.

         We have completed the development and testing phase of our working prototype of our product and are in the process of establishing agreements with entities for the production, marketing, and distribution of our product.

OUR STRATEGY

         Our goal is to provide wireless service providers with important new ways to generate incremental revenue from their user bases. substantially lower the barrier to entry in obtaining information on the Internet, while at the same time increasing productivity through the use of spoken natural language (everyday conversation). Key elements of our strategy include:

         Offer superior voice-technology products and services. We seek to provide a superior user experience through distinct and innovative technologies and services. Our future success will depend on our ability to compete and to offer products and services that the wireless community perceives to be superior to our competitors. We will continually strive to find, hire, train and keep qualified personnel to design our products. We will also try to enhance and add to the products and services we offer to keep pace with changing technologies and customer preferences and to seek additional strategic partnerships that will allow us to offer new and improved services.

         Leveraging Our First to Market Position. We believe that our position in the current market is a major potential advantage for the company to leverage in the future. The market for voice services will grow significantly and our services are the first of their kind. Our development team brings extensive experience with advanced voice solutions and our core technology is at the forefront of the industry. We intend to increase brand awareness through a combination of online and offline advertising and promotional activities. Specifically, our sales and marketing strategy entails the continuation of our nationwide, consumer-focused advertising campaign using both print and web-based advertisements.

         Minimize expenses and maximize revenue through business to business(B2B) model. Our revenues, if any, will come from the licensing of products and services we offer to wireless carriers and enterprise customers. This approach allows us to leverage the market strength of the carriers and supply them with leading edge solutions that can help them differentiate their brands and generate incremental revenue.

         Expand to international markets. We plan to expand our operations to international markets to take advantage of the massive opportunities for voice solutions in markets around the world.

PRODUCTS AND SERVICES

         Our services offer the following key features using our advanced voice technology:

         --  Continuous, free format input for messaging of all kinds;
         -- Access to large amounts of personal information stored in Expert System databases;
         --  High levels of security;
         --  Access to Internet content using only your voice;
         --  Access to more content than competing systems;
         --  Faster access to content through advanced recognition;
         --  Ability to purchase products using only voice;
         -- Mixed initiative dialogs that give user a conversational experience on the phone

         We also offer the creation of interactive voice-maps for our licensed business customers' websites to permit them to use our software for interaction with their customers/users.

CUSTOMERS

         We intend to sell our services primarily through wireless carriers. There are also significant opportunities to offer the services to corporations directly.

         Business to business. We intend to market our product through a business-to-business model of distribution. Our target customers include wireless carriers such as Verizon, Cingular, AT&T, Sprint, Nextel, Alltel and Voicestream. These carriers can then offer the services to their customer bases. We have also had significant interest expressed from Long Distance phone service providers and large corporations

SALES AND MARKETING

     Our sales efforts target wireless carriers. To reach potential clients, we use a dedicated, in-house sales team. This team seeks out wireless service providers and manages relationships with key service provider departments in order to secure market trials and eventual service rollout.

DISTRIBUTION

     We use multiple distribution channels to market our products and services including:

         -- our website;
         -- manufacturers and distributors;
         -- direct outbound sales efforts;
         -- co-marketing opportunities.

COMPETITORS

     The size and financial strengths of our competitors, such as Tellme, Bevocal and Hey Anita are substantially greater than ours. However, we believe that we can effectively compete with these other companies because of the unique nature of our product. Our product's uniqueness is primarily its ability to direct computers to follow commands through the use of free format requests using conversational speech. We believe this unique feature will allow our product to compete effectively in the market. None of our competitors currently offer voice interaction using conversational speech. None of our competitors have announced any plans to offer software for voice interaction using conversational speech. We are not aware of any significant barriers to our entry into the speech recognition market; however, we have no market share of the speech recognition product category at this time.

STRATEGIC BUSINESS PARTNERSHIPS

     We plan to develop alliances and partnerships with various companies that offer services and products we believe will assist in the distribution of our products and provide valuable co-marketing opportunities and exposure. We currently have established such a partnerships with Ericsson and Philips.

     In addition to these specific partnerships, we have oral and written agreements related to our products and services with various other entities such as Monster.com, Autobytel.com and Samsonite Corp.

SUPPLIERS

     One Voice's suppliers consist primarily of hardware manufacturers for key components of our system architecture. This includes companies such as Natural Micro Systems (NMS), Dell, Cisco and AT&T.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     We own exclusive rights to three pending United States patents for our software pursuant to the merger agreement on July 9, 1999, between Dead On, Inc. and Conversational Systems, Inc. As of the date of this filing, these patents are still pending. These patents are broad-based with one key patent defining the primary features and unique procedures that comprise our product. Our intellectual property also includes pending trademark applications. We believe that our intellectual property is important to our success, and we try to protect it. We feel that strong name brand recognition through trademark registration and market awareness will make our products stand out and become the recognized name that people think of when they think of voice technology.

     We have also hired legal counsel to help us better protect our intellectual property. However, the steps we take to protect our intellectual property may be inadequate. Unauthorized parties may try to disclose, obtain or use our proprietary information, which could harm our business. Others may also claim that we have violated their proprietary rights. This could subject us to significant liability for damages and invalidate our proprietary rights. Any efforts to protect or defend our rights could be time-consuming and costly. Other parties may also independently develop similar or competing technology.

GOVERNMENT REGULATION

     Due to the increasing popularity and use of the Internet, the United States government and the governments of various states and foreign countries may attempt to regulate activities on the Internet. They may adopt new laws and regulations or try to apply existing laws to Internet activities. A number of laws and regulations may be adopted to cover issues such as user privacy, advertising, intellectual property, pricing, content and quality of goods and services, taxation and information security. New tax regulations, if adopted, may increase our sales, use and income taxes. Due to the global nature of the Internet, it is possible that, although we principally operate our business in California, the governments of other states and foreign countries may try to regulate our business and may require that we qualify to do business as a foreign corporation in their state or country. The growth of the Internet and the volume of business transacted on the Internet may also prompt stricter consumer protection laws. Some states have already proposed new laws to limit the use of personal user information obtained online or to require online services to establish privacy policies.

     The applicability of existing laws to the Internet is also uncertain. Many laws that may be relevant to our business were adopted before wide use of the Internet. These laws do not contemplate or address the unique issues of the Internet and related technologies. Because of the rapidly evolving and uncertain regulatory environment, we cannot predict how new or existing laws and regulations might affect our business. These uncertainties make it more difficult to ensure compliance with the laws and regulations that govern our business and the Internet. They may also decrease the growth of the Internet and the demand for our products and services and could increase our costs or force us to change how we do business.

RESEARCH AND DEVELOPMENT COSTS

     Since inception, our primary focus related to the research and development of our proprietary products, most of which we intend to recoup from customers through normal business operations, fees and markups. We expect to continue to commit significant resources to research and development in the future. The market for our products and services is characterized by rapid technological change, frequent new product and service introductions, and rapidly changing customer needs and industry standards. To be successful in the future, we must be able to anticipate changes, enhance our current products and services, develop and introduce new products and services that keep pace with changing Internet technologies and address the increasingly sophisticated needs of our customers.

EMPLOYEES

     At December 3, 2001, we employed 13 full-time employees and 4 consultant/part-time employees. None of these employees is subject to a collective bargaining agreement, and there is no union representation within our company. We maintain various employee benefit plans and believe our employee relations are good.

FACILITIES

     Our principal executive office address is 6333 Greenwich Drive, Suite 240, San Diego, California 92122. We lease our facilities under leases that expire at various times through November 2005. Our rent expense was $183,231 for the year ended December 31, 2000. We also sublease certain space to third parties.

     The following is a schedule by years of future minimum rental payments required under operating leases that have non-cancelable lease terms in excess of one year as of September 30, 2001:

          Year ending December 31,
                     2001                                $74,034
                     2002                                299,232
                     2003                                306,396
                     2004                                313,560
                     2005                                293,663
                                           ----------------------
                                                       1,286,885

                     Less sublease income                674,750
                                           ----------------------
                                                        $612,135

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

        Name                           Age             Position
        ----                           ---             --------

        Dean Weber                     39              Chairman of the Board, President, Chief
                                                       Executive Officer, Director
        George H. Kaelin, III          35              Director
        Rahoul Sharan                  40              Chief Financial Officer, Secretary, Treasurer
                                                       and Director
        Bradley J. Ammon               38              Director

     Directors serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve for one year until the meeting of the board of directors following the annual meeting of stockholders and until their successors have been elected and qualified, although Dean Weber has an employment agreement and Rahoul Sharan's company has a personal service agreement with us. There are no family relationships between any of our directors or officers.

     Dean Weber holds a B.S. in Computer Science from the Central Connecticut State University. With over 19 years of technology experience, Mr. Weber has worked for top IT companies such as United Technologies, Northrop and Xerox. From 1984 to 1987, Mr. Weber was an engineer for United Technologies in Hartford, Connecticut, where he designed and developed real-time software systems for NASA and U.S. Navy projects. Mr. Weber was then employed by Northrop Corporation in Pico Rivera, California, from 1987 to 1989, where he led an engineering team for the B2 Stealth Bomber project. From 1989 to 1991, Mr. Weber was an independent senior consultant to various companies including Xerox and Rockwell Technologies. From 1991 to 1998, Mr. Weber founded and was President of EditPro Corporation in San Diego, California. At EditPro, Mr. Weber developed and marketed one of the original and first Microsoft Windows based development environment tools for both the English and Japanese marketplaces. In 1996 and 1997, Mr. Weber began developing the origins of the current IVAN program. In 1998, Mr. Weber founded Conversational Systems, Inc., now One Voice Technologies, Inc., in San Diego, California, where he has served as our President since that time. Recently, Mr. Weber was nominated as chairperson and keynote speaker of the Voice-Based Commerce tradeshow held in Chicago in September 2000, where participants included IBM, Lucent, Nuance and Speechworks. Mr. Weber was elected to our Board of Directors in July of 1999 as Chairman.

     George H. Kaelin, III, received a B.B.A. degree summa cum laude with an emphasis in Business Economics from the University of San Diego, California. Mr. Kaelin also has a Juris Doctor degree from the University of California, Davis, where he received the American Jurisprudence Award for excellence in Advanced Business Organizations Law. Mr. Kaelin has clerked for the U.S. District Court, Eastern District, for the Honorable Milton L. Schwartz. He also worked with the Alaska Legislature in drafting the Alaskan Non-Profit Corporations Code. Mr. Kaelin is a partner in the San Diego law firm of Endeman, Lincoln, Turek & Heater where he has worked since 1994. He specializes in business and real estate issues. Mr. Kaelin is admitted to practice before all state and federal courts in California and has served as a member of the Enright Inn of Court. Mr. Kaelin serves as a member of our Audit and Compensation Committees and was elected to the Board in 1999.

     Rahoul Sharan holds a Bachelor of Commerce degree from the University of British Columbia and is a member of the Institute of Chartered Accountants of British Columbia. Mr. Sharan was employed by Coopers & Lybrand (now Pricewaterhouse Coopers) from 1984 to 1989. Since 1989, Mr. Sharan has been President and a Director of KJN Management Ltd., a private company which provides a broad range of administrative, management and financial services to both private and public companies. Mr. Sharan has been a partner in S & P Group, a company which specializes in investment financing for venture capital projects and real estate development and construction, since 1988. Mr. Sharan was also a director of Pacific Northern Ventures, Ltd. from 1989 to 1995, and is President and a Director of Bell Coast Capital Corp., an inactive public company to which Mr. Sharan devotes less than 1% of his time. Mr. Sharan was elected to the Board in 1999.

     Bradley J. Ammon is a tax attorney in the San Diego law firm of Ernest S. Ryder & Associates, Inc. Mr. Ammon specializes in international tax planning, including restructuring of international operations, domestic mergers and acquisitions, and developing business plans to minimize worldwide taxation. Prior to joining the firm, Mr. Ammon was with SAIC as an International Tax Manager. He previously was with KPMG, LLP in the International Corporate Services department since 1998 where his principal practice consisted of clients in the information, communications and entertainment ("ICE") industry. Prior to joining KPMG, Mr. Ammon worked from 1995 to 1998 at Deloitte & Touche, LLP in their tax services department where he provided corporate, partnership, and personal tax and business planning services to clients. Mr. Ammon also worked several years as a staff accountant where his responsibilities included the compilation and consolidation of monthly financial statements for multiple subsidiaries. Mr. Ammon has a Juris Doctor and a Master's of Law in taxation (LL.M.) from the University of San Diego, and received his undergraduate degree from the University of California, San Diego. He is admitted to the California Bar. Mr. Ammon is a member of our Audit Committee and Compensation Committee and was appointed to our Board on June 9, 2000.

                             EXECUTIVE COMPENSATION

     The following tables set forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal year ending December 31, 1999 and 2000 exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                               Annual Compensation


                                                         Other
     Name &                                             Annual      Restricted     Options       LTIP        All Other
   Principal                  Salary       Bonus       Compen-        Stock          SARs       Payouts       Compen-
   Position          Year       ($)         ($)        sation ($)     awards       (#)/(1)/       ($)         sation
-----------------------------------------------------------------------------------------------------------------------
Dean Weber,          2000    252,000      75,000          0             0             0           0             0
CEO                  1999    180,000         0            0             0           0//(2)/       0             0

Rahoul Sharan,       2000    180,000      75,000/(3)/     0             0             0           0             0
CFO                  1999    120,000/(3)/    0            0             0          50,000         0             0


 /(1)/ Options were granted pursuant to the Company's 1999 Stock Option Plan. /(2)/ 75,000 options previously granted to Mr. Weber were rescinded by
       Mr. Weber.
 /(3)/ This payment was made through KJN Management Ltd.

EMPLOYMENT AGREEMENT

     We entered into a three-year employment agreement with Dean Weber, our Chairman, Chief Executive Officer and President, commencing in July 1999. The Weber employment agreement provides that, in consideration for Mr. Weber's services, he is to be paid an annual salary of $180,000. His salary was increased to $252,000 annually in April 2000, with a $75,000 bonus paid on April 10, 2000.

PERSONAL SERVICE AGREEMENT

     We entered into a three-year personal service agreement with KJN Management Ltd. commencing in July 1999 for the services of its CFO, Rahoul Sharan, which provided for the payment of a fee by the Company to KJN Management Ltd. of $120,000 per year. The service fee was increased to $180,000 per year on April 10, 2000, and we paid $75,000 bonus to KJN Management on April 10, 2000.

COMPENSATION OF DIRECTORS

     Non-employee directors receive $1,000 for each board of directors meeting attended. We pay all out-of-pocket expenses of attendance.

AMENDED AND RESTATED 1999 STOCK OPTION PLAN

     Our Amended and Restated 1999 Stock Option Plan authorizes us to grant to our directors, employees, consultants and advisors both incentive and non-qualified stock options to purchase shares of our common stock. As of September 7, 2001, our board of directors had reserved 3,000,000 shares for issuance under the 1999 Plan, of which 1,427,025 shares were subject to outstanding options and 1,572,975 shares remained available for future grants. Our board of directors or a committee appointed by the board administers the 1999 Plan. The administrators select the recipients to whom options are granted and determine the number of shares to be awarded. Options granted under the 1999 Plan are exercisable at a price determined by the administrators at the time of the grant, but in no event will the option price for any incentive stock option be lower than the fair market value for our common stock on the date of the grant. Options become exercisable at such times and in such installments as the administrators provides in the terms of each individual option agreement. In general, the administrators are given broad discretion to issue options and to accept a wide variety of consideration, including shares of our common stock and promissory notes, in payment for the exercise price of options. The 1999 Plan was authorized by our board of directors and stockholders.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Our chief executive officer, Mr. Weber, advanced $4,500 to us for the purchase of a computer. Our chief financial officer, Mr. Sharan, advanced $10,000 to us for travel expenses. Both of these cash advances were recorded on our financial statements as current liabilities with no written or verbal agreement regarding loan terms of repayment or stated interest rate. The advances were repaid by us on July 14, 2000.

     In May 1999, a group of officers, directors and stockholders of Dead On, Inc., our former corporate entity formed a new company, Dead On Acquisition Company, a California corporation. Subsequent to the formation of Dead On Acquisition Company, the group transferred 6,075,000 shares of our common stock to Dead On Acquisition Company in exchange for shares of Dead On Acquisition Company stock.

     On July 14, 1999, 150,000 restricted shares of our common stock were issued as a commission to Compass Investment Management, a non-affiliated entity, for services rendered in connection with the July 1999 private placement.

     On May 14, 1999, we sold all of our operating assets and liabilities relating to the discontinued operations of our apparel, accessory, and sports equipment division to Dead On Acquisition Company for $1.00 per an agreement for acquisition resulting in a gain of $91,785 and a provision for operating losses of $110,788, equaling a net financial statement loss of $19,003.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of our common stock as of September 30, 2001 (i) by each person who is known by us to beneficially own more than 4% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Each person's address is c/o One Voice Technologies, Inc., 6333 Greenwich Drive, Suite 240, San Diego, California 92122.


                                                                                   Shares Beneficially Owned/(1)/
                                                                                   -------------------------
Name and Address of Beneficial Owner                                               Number            Percent
------------------------------------------------------------------------------------------------------------

Dean Weber, CEO, President and Chairman of the Board/(2)/                          5,558,000/(3)/     38.2%

IVantage, Inc. /(2)/                                                               1,600,200          11.1%

Rahoul Sharan, CFO, Secretary, Treasurer and Director                                 60,000/(4)/       *

George H. Kaelin, III, Director                                                      345,600/(5)/      1.9%

Bradley J. Ammon, Director                                                            75,000/(6)/       *

Total securities held by officers and directors as a group (4 people):             6,060,600/(7)/     41.1%


/(1)/ Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of September 7, 2001 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Percentages are based on a total of 14,549,611 shares of common stock outstanding on September 7, 2001, and the shares issuable upon the exercise of options and warrants exercisable on or within 60 days of September 7, 2001, as described below. /(2)/ iVantage, Inc. is wholly owned by Dean Weber, Chairman of the Board, CEO, and President of One Voice Technologies, Inc. Mr. Weber is the beneficial owner of the 1,600,200 shares in the name of iVantage, Inc. and those shares are also included in the amount presented in this table for Mr. Weber.
/(3)/ Includes 1,600,200 shares owned indirectly through iVantage, Inc.
/(4)/ Represents options to purchase (i) 50,000 shares at an exercise price of $6.080 per share; and (ii) 10,000 shares at an exercise price of $2.00 per share. These options are currently exercisable.
/(5)/ Includes options to purchase (i) 50,000 shares at an exercise price of $6.080 per share; (ii) 10,000 shares at an exercise price of $2.00 per share; and (iii) 15,000 shares at an exercise price of $1.75. These options are currently exercisable.
/(6)/ Includes options to purchase (i) 50,000 shares at an exercise price of $8.750 per share; and (ii) 25,000 shares at an exercise price of $2.00 per share. These options are currently exercisable.
/(7)/ Includes options to purchase 210,000 shares as they are currently exercisable.
* Less than 1%

                            DESCRIPTION OF SECURITIES

     The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

     Our Amended Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. The Board of Directors, from time to time in its sole discretion, has the authority to fix the powers, rights, qualifications, limitations, and restrictions pertaining to the preferred stock.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, and our Bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

     The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Bylaws provide that if the Nevada General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

     The selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

     -- ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
     -- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     -- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     -- an exchange distribution in accordance with the rules of the applicable exchange;
     --   privately-negotiated transactions;
     --   short sales;
     -- broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
     --   a combination of any such methods of sale; and
     --   any other method permitted pursuant to applicable law.

     The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The selling stockholder may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     The selling stockholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholder may pledge their shares of common stock to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholder shall be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts. We and the selling stockholder have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Penny Stock

     The Securities and Exchange Commission (the "Commission") has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must
(i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form,
(i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                               SELLING STOCKHOLDER

          The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

          The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.


                                            Total
                        Total Shares     Percentage      Shares of
                      of Common Stock     of Common       Common                                    Beneficial   Percentage
                       Issuable Upon       Stock,          Stock       Beneficial   Percentage of   Ownership    of Common
                       Conversion of      Assuming      Included in     Ownership   Common Stock    After the   Stock Owned
                        Notes and/or        Full        Prospectus     Before the   Owned Before    Offering   After Offering
        Name            Warrants(2)     Conversion(2)       (1)         Offering      Offering        (3)           (3)
-----------------------------------------------------------------------------------------------------------------------------
Laurus Master           2,129,630         10.21%          Up to         983,199        4.99%
Fund, Ltd. (2)                                          5,888,889
                                                        shares of
                                                       common stock
-----------------------------------------------------------------------------------------------------------------------------
Stonestreet Limited      2,270,602         10.82%      Up to 631,806    983,199        4.99%           --            --
Partnerhsip (3)                                          shares of
                                                       common stock
-----------------------------------------------------------------------------------------------------------------------------


          The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible preferred stock is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

          (1) Includes 300% of the shares issuable upon conversion of the convertible notes, based on current market prices. Because the number of shares of common stock issuable upon conversion of the convertible note is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However the selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

          (2) Includes 250,000 shares underlying warrants that are currently exercisable at an exercise price of $0.96 per share. In accordance with rule 13d-3 under the securities exchange act of 1934,Laurus Capital Management, L.L.C. may be deemed a control person of the shares owned by such entity. David Grin and Eugene Grin are the principals of Laurus Capital Management, L.L.C.

          (3) Includes 250,000 shares underlying warrants that are currently exercisable at an exercise price of $0.96 per share. Michael Finkelstein, an unaffiliated third party, has investment power over the shares owned by such entity.

          (4)  Assumes that all securities registered will be sold.

Financing Terms of Convertible Notes

     To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with the selling stockholders on January 7, 2002 for the sale of (i) $1,452,500 in convertible notes and (ii) a warrants to buy 500,000 shares of our common stock.

     The notes bear interest at 4%, mature on January 7, 2004, and are convertible into our common stock, at the selling stockholders' option, at the lower of (i) $0.997 or (ii) 80% of the five lowest VWAPs for the common stock on a principal market for the 30 trading days before but not including the conversion date. VWAP means the daily volume weighted average prices of our common stock. The note may not be paid, in whole or in part, before January 7, 2004 without the consent of the holder. The full principal amount of the convertible notes are due upon default under the terms of convertible notes. The warrants are exercisable until January 5, 2005 at a purchase price of $.96 per share.

     The conversion price of the notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position.

     The selling stockholders has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

     A complete copy of the Securities Purchase Agreement and related documents was filed with the SEC as exhibits to our Form SB-2 relating to this prospectus.

Sample Conversion Calculation

     The number of shares of common stock issuable upon conversion of a note is determined by dividing that portion of the principal of the note to be converted and interest, if any, by the conversion price. For example, assuming conversion of $1,400,000 of notes on January 14, 2002, a conversion price of $0.432 per share, and the payment of accrued interest in the approximate amount of $2,152 in additional shares rather than in cash, the number of shares issuable upon conversion would be:

                     $1,400,000 + $2,152 = 3,245,722 shares
                     -------------------
                            $0.432

                                  LEGAL MATTERS

     The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

     Our financial statements at December 31, 1999 and 2000 appearing in this prospectus and registration statement have been audited by Stonefield Josephson, Inc., independent auditors, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of One Voice Technologies, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC").

     We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549; Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.
                              ------------------

     We furnish our stockholders with annual reports containing audited financial statements.

                          INDEX TO FINANCIAL STATEMENTS

                          ONE VOICE TECHNOLOGIES, INC.

                              FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 and 2000


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                       F-1

FINANCIAL STATEMENTS
   BALANCE SHEET                                                         F-2
   STATEMENTS OF OPERATIONS                                              F-3
   STATEMENT OF STOCKHOLDERS' EQUITY                                     F-4
   STATEMENTS OF CASH FLOWS                                              F-5
   NOTES TO FINANCIAL STATEMENTS                                     F-7 to F-18

                    INTERIM (UNAUDITED) FINANCIAL STATEMENTS
                               September 30, 2001

FINANCIAL STATEMENTS
   BALANCE SHEET                                                        F-19
   STATEMENTS OF OPERATIONS                                             F-20
   STATEMENT OF STOCKHOLDERS' EQUITY                                    F-21
   STATEMENTS OF CASH FLOWS                                         F-23 to F-24
   NOTES TO FINANCIAL STATEMENTS                                    F-25 to F-28

                          INDEPENDENT AUDITORS' REPORT




Board of Directors
One Voice Technologies, Inc.
San Diego, California

We have audited the accompanying balance sheet of One Voice Technologies, Inc., a Nevada Corporation (a development stage enterprise) as of December 31, 2000, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of One Voice Technologies, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown on the financial statements, the Company has incurred net losses from operations and has negative cash flows from operations. These factors, among others as discussed in Note 1 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Managements plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.



/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
February 27, 2001 (except for Note 15, which is as of March 5, 2001)

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                        BALANCE SHEET - DECEMBER 31, 2000

                                     ASSETS
Current assets:
  Cash and cash equivalents                                      $     4,387,622
  Cash - restricted                                                      200,000
  Licensing revenue receivable                                           250,000
  Advertising revenue receivable                                          75,000
  Inventory                                                              115,875
  Prepaid advertising                                                    183,331
  Prepaid mailing lists                                                  750,000
  Prepaid expenses                                                       253,256
                                                                 ---------------
          Total current assets                                                            6,215,084
                                                                                          ---------
Property and equipment, net of
  accumulated depreciation and amortization                                               1,064,165

Other assets:
  Software licensing, net of accumulated amortization                 361,974
  Software development costs, net of accumulated amortization       1,219,844
  Deposits                                                             47,987
  Trademarks, net of accumulated amortization                         183,141
  Patents                                                              55,350
  Loan fees, net of accumulated amortization                          183,333
                                                                 ------------
          Total other assets                                                              2,051,629
                                                                                        -----------
                                                                                        $ 9,330,878
                                                                                        ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses                          $    798,674
  Deferred revenue                                                    306,250
  Loan payable, related parties                                       200,000
                                                                 ------------
          Total current liabilities                                                       1,304,924
                                                                                        -----------
5% convertible note payable, due October 3, 2003                   2,000,000
Unamortized discount                                               1,512,726
                                                                 -----------
                                                                                            487,274
Stockholders' equity:
  Preferred stock; $.001 par value, 10,000,000 shares
    authorized, no shares issued and outstanding                           -
  Common stock; $.001 par value, 50,000,000 shares
    authorized, 12,671,060 shares issued and outstanding              12,671
  Additional paid-in capital                                      18,705,844
  Deficit accumulated during development stage                   (11,179,835)
                                                                 -----------
          Total stockholders' equity                                                      7,538,680
                                                                                        -----------
                                                                                        $ 9,330,878
                                                                                        ===========

See accompanying independent auditors' report and notes to financial statements.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                                                                  From inception on
                                           Year ended          Year ended        January 1, 1999 to
                                        December 31, 2000   December 31, 1999     December 31, 2000
                                        -----------------   -----------------     -----------------
Net revenues                            $        51,193     $          25,423      $        76,616

Cost of revenues                                110,390                 2,790              113,180
                                        ---------------     -----------------      ---------------

Gross profit                                    (59,197)               22,633              (36,564)

General and administrative expenses           9,338,423             1,804,848           11,143,271
                                        ---------------     -----------------      ---------------

Net loss                                $    (9,397,620)    $      (1,782,215)     $   (11,179,835)
                                        ===============     =================      ===============

Net loss per share, basic and diluted   $          (.76)    $           (.15)
                                        ===============     ================

Weighted average shares outstanding,
  basic and diluted                          12,421,172            12,156,986
                                        ===============     =================


See accompanying independent auditors' report and notes to financial statements.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                        STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                           Deficit
                                                                                         accumulated
                                              Common stock                Additional       during          Total
                                              ------------                 paid-in       development    stockholders'
                                            Shares         Amount          capital          stage          equity
                                            ------         ------          -------          -----          ------

Balance at January 1, 1999                    12,720,000    $ 12,720       $              $              $    12,720

Net proceeds from issuance of
  common stock in connection
  with merger                                  7,000,000       7,000           106,236                       113,236

Net proceeds from issuance of
  common stock                                 1,500,000       1,500         2,544,422                     2,545,922

Net issuance of common stock in
  exchange for services                          150,000         150           299,850                       300,000

Redemption of common stock                   (10,000,000)    (10,000)                                        (10,000)

Net loss for the year ended
  December 31, 1999                                                                         (1,782,215)   (1,782,215)
                                             -----------    --------       -----------    ------------   -----------

Balance at December 31, 1999                  11,370,000      11,370         2,950,508      (1,782,215)    1,179,663

Net proceeds from issuance of
  common stock and warrants                      312,500         313         1,779,523                     1,779,836

Net proceeds from issuance of
  common stock and warrants                      988,560         988        12,145,193                    12,146,181

Issuance of warrants in exchange
  for services                                                                  55,000                        55,000

Issuance of options in exchange
  for services                                                                 199,311                       199,311

Issuance of warrants in connection
  with financing                                                             1,576,309                     1,576,309

Net loss for the year ended
  December 31, 2000                                                                         (9,397,620)   (9,397,620)
                                             -----------    --------       -----------    ------------   -----------

Balance at December 31, 2000                  12,671,060    $ 12,671       $18,705,844    $(11,179,835)  $ 7,538,680
                                             ===========    ========       ===========    ============   ===========

See accompanying independent auditors' report and notes to financial statements.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                                        From inception on
                                                             Year ended             Year ended         January 1, 1999 to
                                                          December 31, 2000      December 31, 1999      December 31, 2000
                                                          -----------------      -----------------      -----------------
Cash flows provided by (used for)
 operating activities:
  Net loss                                                    $(9,397,620)             $(1,782,215)         $(11,179,835)
                                                              -----------              -----------          ------------
 Adjustments to reconcile net loss to net
  cash provided by operating activities:
      Depreciation and amortization                             1,029,990                  126,255             1,156,245
      Amortization of discount on note payable                     63,583                        -                63,583
      Options issued in exchange for services                     199,311                        -               199,311
      Warrants issued in exchange for services                     55,000                        -                55,000

 Changes in operating assets and liabilities:
  (Increase) decrease in assets:
      Licensing revenue receivable                               (250,000)                       -              (250,000)
      Advertising revenue receivable                              (75,000)                       -               (75,000)
      Inventory                                                  (115,875)                       -              (115,875)
      Prepaid advertising                                        (183,331)                       -              (183,331)
      Prepaid mailing lists                                      (750,000)                       -              (750,000)
      Prepaid expenses                                           (253,256)                       -              (253,256)
      Deposits                                                    (41,091)                  (6,896)              (47,987)

  Increase (decrease) in liabilities:

      Accounts payable and accrued expenses                       391,780                  406,894               798,674
      Deferred revenue                                            306,250                        -               306,250
                                                              -----------              -----------          ------------

          Total adjustments                                       377,361                  526,253               903,614
                                                              -----------              -----------          ------------

          Net cash used for operating activities               (9,020,259)              (1,255,962)          (10,276,221)
                                                              -----------              -----------          ------------
Cash flows used for investing activities:
  Purchase of property and equipment                           (1,169,499)                (153,962)           (1,323,461)
  Software licensing                                             (679,314)                (459,995)           (1,139,309)
  Software development costs                                   (1,129,928)                (168,018)           (1,297,946)
  Trademarks                                                     (207,986)                       -              (207,986)
  Patents                                                         (21,394)                 (33,956)              (55,350)
  Loan fees                                                      (200,000)                       -              (200,000)
  Increase in escrow account                                            -                 (200,000)             (200,000)
                                                              -----------              -----------          ------------

          Net cash used for investing activities               (3,408,121)              (1,015,931)           (4,424,052)
                                                              -----------              -----------          ------------
Cash flows provided by (used for) financing
 activities:
  Proceeds from issuance of common stock, net                  13,926,017                2,971,878            16,897,895
  Retirement of common stock, net                                       -                  (10,000)              (10,000)
  Proceeds from (payments on) loan payable,
    officer-stockholder                                            (4,500)                   4,500                     -
  Proceeds from (payments on) loan payable, officer               (10,000)                  10,000                     -
  Proceeds from loans payable                                           -                  200,000               200,000
  Proceeds from convertible note payable                        2,000,000                        -             2,000,000
                                                              -----------              -----------          ------------

          Net cash provided by financing activities            15,911,517                3,176,378            19,087,895
                                                              -----------              -----------          ------------


                                   (Continued)

See accompanying independent auditors' report and notes to financial statements.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                      STATEMENTS OF CASH FLOWS (CONTINUED)

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                                        From inception on
                                                             Year ended             Year ended         January 1, 1999 to
                                                          December 31, 2000      December 31, 1999      December 31, 2000
                                                          -----------------      -----------------      -----------------
Net increase in cash                                          3,483,137                904,485             4,387,622
Cash and cash equivalents, beginning of year                    904,485                     -                     -
                                                            -----------            -----------            -----------

Cash and cash equivalents, end of year                      $ 4,387,622            $   904,485            $ 4,387,622
                                                            ===========            ===========            ===========

Supplemental disclosure of cash flow information:

  Interest paid                                             $       653            $    17,124            $    17,777
                                                            ===========            ===========            ===========
  Income taxes paid                                         $     1,600            $     1,823            $     3,423
                                                            ===========            ===========            ===========
Supplemental disclosure of non-cash financing
 activities:

   Options issued in exchange for services                  $   199,311            $        -             $   199,311
                                                            ===========            ===========            ===========
   Warrants issued in exchange for services                 $    55,000            $        -             $    55,000
                                                            ===========            ===========            ===========
   Warrants issued in connection with financing             $ 1,576,309            $        -             $ 1,576,309
                                                            ===========            ===========            ===========



See accompanying independent auditors' report and notes to financial statements.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

(1)  Organization:

          Conversational Systems, Inc. was incorporated under the laws of the State of California on April 8, 1991. The Company commenced operations in 1999.

          Effective June 22, 1999, pursuant to a Merger Agreement and Plan of Reorganization between Dead On, Inc. ("acquiree") and Conversational Systems, Inc. a California corporation ("acquiror" or the "Company"), Dead On, Inc. has been reversed merged into Conversational Systems, Inc. The Company accounted for the acquisition of Dead On, Inc. using the purchase method of accounting. The shares of Conversational Systems were exchanged for 7,000,000 newly issued shares of Dead On, Inc. Because the former shareholders of Conversational Systems, Inc. then became the majority shareholders of Dead On, Inc., Conversational Systems was treated as the acquiror under APB Opinion No. 16, "Business Combinations."

          In July 1999, the Company repurchased and retired 10,000,000 shares of its common stock, $.001 par value per share. Due to the retirement of shares, the former shareholders of Conversational Systems, Inc. have significant control in Dead On, Inc.

          Due to the contemplation and timing of the merger between Dead On, Inc. and Conversational Systems, Inc. and the retirement of 10,000,000 shares of the Company's common stock, these events were accounted for as a single transaction.

          Conversational Systems, Inc. was liquidated with and into Dead On, Inc., which then changed its legal name to One Voice Technologies, Inc.

     Going Concern:

          The Company's financial statements have been presented on the basis that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred a net loss of $9,397,620 during the year ended December 31, 2000. The Company had an accumulated deficit of $11,179,835. The Company had working capital of $4,910,160 at December 31, 2000 and negative cash flows from operations totaling $9,020,259 for the year ended December 31, 2000. These factors raise substantial doubt about the Company's ability to continue as a going concern unless the Company enters into a significant revenue bearing contract. Management is currently seeking additional equity or debt financing. Additionally, management is currently pursuing revenue bearing contracts utilizing various applications of its technology including wireless technology. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

(2)  Summary of Significant Accounting Policies:

     Business Activity:

          The Company develops and markets computer software using Intelligent Voice Interactive Technology (IVIT(TM)) to website owners in the United States and other countries.

See accompanying independent auditors' report.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

(2)  Summary of Significant Accounting Policies, Continued:

     Use of Estimates:

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Development Stage Enterprise:

          The Company is a development stage company as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company is devoting substantially all of its present efforts to establish a new business, which is unrelated to the business of Dead On, and its planned principal operations have not yet commenced. All losses accumulated since inception of One Voice Technologies, Inc. have been considered as part of the Company's development stage activities.

     Fair Value:

          The Company's financial instruments consist principally of accounts payable and notes payable to an individual and related parties as defined by Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." The carrying value of the financial instruments approximate their fair value due to the short-term nature of these instruments.

     Inventory:

          Inventory, consisting primarily of headphones, is valued at lower of cost (first-in, first-out) or market.

     Cash:

          Equivalents
          -----------

          For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

          Concentration
          -------------

          The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

See accompanying independent auditors' report.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

(2)  Summary of Significant Accounting Policies, Continued:

     Revenue Recognition:

     The Company recognizes revenues when earned in the period in which the service is provided. Service and license fees are deferred and recognized over the life of the agreement. Initial distribution fees are recognized when the software is delivered.

     The Company's revenue recognition policies are in compliance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2, Software Revenue Recognition, as amended by SOP 98-4 and SOP 98-9.

     Deferred Revenue:

     The Company sells licensing contracts, which in most instances cover a period of one year or more. The amount of deferred revenue, as presented in the financial statements, represents licensing contracts which have yet been fulfilled.

     Nonmonetary Transactions:

     The Company accounts for nonmonetary transactions based on the fair values of the assets or services involved in accordance with APB No. 29, "Accounting for Nonmonetary Transactions." The cost of a nonmonetary asset acquired in exchange for another nonmonetary asset is the fair value of the asset surrendered to obtain it, and a gain or loss is recognized on the exchange. At December 31, 2000, the Company recognized $25,000 in revenues and expenses resulting from nonmonetary transactions.

     Advertising and Promotion Costs:

     Advertising and promotion costs are expensed as incurred and totaled $899,727 and $80,488 for the years ended December 31, 2000 and 1999, respectively.

     Property and Equipment:

     Property and equipment are valued at cost. Depreciation is being provided by use of the straight-line method over the estimated useful lives of the assets, ranging from three to seven years.

     Debt with Stock Purchase Warrants:

     The proceeds received from debt issued with stock purchase warrants is allocated between the debt and the warrants, based upon the relative fair values of the two securities and the balance of the proceeds is accounted for as additional paid-in capital. The resulting debt discount is amortized to expense over the term of the debt instrument, using the interest method. In the event of settlement of such debt in advance of the maturity date, an expense is recognized based upon the difference between the then carrying amount (i.e., face amount less unamortized discount) and amount of payment.

See accompanying independent auditors' report.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

(2)  Summary of Significant Accounting Policies, Continued:

     Software Development Costs:

          The Company has adopted Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," ("SFAS No. 86"). SFAS No. 86 requires the Company to capitalize the direct costs and allocate overhead associated with the development of software products. Initial costs are charged to operations as research prior to the development of a detailed program design or a working model. Costs incurred subsequent to the product release, and research and development performed under contract are charged to operations. Capitalized costs are amortized over the estimated product life of four years on the straight line basis. Unamortized costs are carried at the lower of book value or net realizable value.

          Amortization expense totaled $78,102 and $0 for the years ended December 31, 2000 and 1999, respectively.

     Trademarks and Patents:

          The Company's trademark costs consist of legal fees paid in connection with trademarks pending. The Company amortizes trademarks using the straight-line method over the period of estimated benefit, generally four years. Amortization expense charged for the years ended December 31, 2000 and 1999 totaled $24,845 and $0, respectively.

          The Company's patent costs consist of legal fees paid in connection with a patent pending. The Company amortizes patents using the straight-line method over the period of estimated benefit, generally five years. There was no amortization expense charged for the year ended December 31, 2000, as the patents are pending.

          The Company periodically evaluates whether events or circumstances have occurred that may affect the estimated useful life or the recoverability of the remaining balance of the patent and trademarks. Impairment of the assets is triggered when the estimated future undiscounted cash flows do not exceed the carrying amount of the intangible asset. If the events or circumstances indicate that the remaining balance of the assets may be permanently impaired, such potential impairment will be measured based upon the difference between the carrying amount of the assets and the fair value of such assets, determined using the estimated future discounted cash flows generated.

     Loan Fees:

          Deferred loan costs are being amortized using the straight-line method over the life of the loan (three years). Accumulated amortization totaled $16,667 for the year ended December 31, 2000.

See accompanying independent auditors' report.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

(2)  Summary of Significant Accounting Policies, Continued:

     Comprehensive Loss:

          Comprehensive loss consists of net loss only.

     Net Income (Loss) Per Share:

          For the years ended December 31, 2000 and 1999, the per share data is based on the weighted average number of common and common equivalent shares outstanding, and are calculated in accordance with Staff Accounting Bulletin of the Securities and Exchange Commission (SAB) No. 98 whereby common stock, options or warrants to purchase common stock or other potentially dilutive instruments issued for nominal consideration must be reflected in basic and diluted per share calculation for all periods in a manner similar to a stock split, even if anti-dilutive. Accordingly, in computing basic earnings per share, nominal issuances of common stock are reflected in a manner similar to a stock split or dividend.

     Income Taxes:

          Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     New Accounting Pronouncements:

          In December 1999, the Securities and Exchange Commission (the "Commission") issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, which is to be applied beginning with the fourth fiscal quarter of fiscal years beginning after December 15, 1999, to provide guidance related to recognizing revenue in circumstances in which no specific authoritative literature exists. Adoption of this pronouncement did not materially impact the Company's financial statements.

          In March 2000, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 44 (Interpretation 44), "Accounting for Certain Transactions Involving Stock Compensation". Interpretation 44 provides criteria for the recognition of compensation expense in certain stock-based compensation arrangements that are accounted for under APB Opinion No. 25, Accounting for Stock-Based Compensation. Interpretation 44 is effective July 1, 2000, with certain provisions that are effective retroactively to December 15, 1998 and January 12, 2000. Interpretation 44 is not expected to have an impact on the Company's financial statements.

See accompanying independent auditors' report.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

(2)  Summary of Significant Accounting Policies, Continued:

     New Accounting Pronouncements, Continued:

          In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities and measure those instruments at fair value. It further provides criteria for derivative instruments to be designated as fair value, cash flow and foreign currency hedges and establishes respective accounting standards for reporting changes in the fair value of the derivative instruments. Upon adoption, the Company will be required to adjust hedging instruments to fair value in the balance sheet and recognize the offsetting gains or losses as adjustments to be reported in net income or other comprehensive income, as appropriate. The Company is evaluating its expected adoption date and currently expects to comply with the requirements of SFAS 133 in fiscal year 2001. The Company does not expect the adoption will be material to the Company's financial position or results of operations since the Company does not believe it participates in such activities.

(3)  Cash Restricted:

         In connection with an Escrow Agreement dated July 14, 1999, former officers of Dead On, Inc. have placed $200,000 in an escrow account. The funds are to be used for prior obligations of Dead On, Inc. relating to its apparel, accessory and sports equipment division which was discontinued in December 1998 (Note 1). The funds are restricted through January 2001 or until all legal matters have been resolved (Note 14). In the case that no claims are made against the Company for the prior obligation, the funds will be repaid to the former officers. Accordingly, the amount has been recorded as a loan payable at December 31, 2000.

(4)  Property and Equipment:

     A summary is as follows:

           Web host computer equipment                            $      443,868
           Computer equipment                                            386,399
           Equipment                                                     321,755
           Furniture and fixtures                                        120,243
           Website development                                            35,974
           Leasehold improvements                                         15,222
                                                                  --------------
                                                                       1,323,461
           Less accumulated depreciation and amortization                259,296
                                                                  --------------

                                                                  $    1,064,165
                                                                  ==============

     Depreciation and amortization expense totaled $246,374 and $12,922 for the years ended December 31, 2000 and 1999, respectively.

See accompanying independent auditors' report.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

(5)      Software Licensing Agreements:

         In September and October 1999, the Company entered into a 24-month software licensing agreement with two software developers. The agreement can be cancelled by either party by giving 60 days written notice. The asset is being amortized using the straight-line method over the life of the agreement.

         In March 2000, the Company entered into a 36-month software licensing agreement with a software developer. The agreement can be cancelled by mutual agreement of the parties at any time. The asset is being amortized using the straight-line method over the life of the agreement.

         Amortization expense related to software licensing agreements totaled $664,002 and $113,333 for the years ended December 31, 2000 and 1999, respectively.

(6)      Convertible Note Payable:

         In October 2000, the Company entered into a purchase agreement with an investment company to issue a total of $10,000,000 convertible notes payable with interest at 5% per annum and 231,884 common stock purchase warrants. Each warrant entitles the holder to purchase one share of the Company's common stock at an exercise price of $9.76 per share. In October 2000, the Company issued $2,000,000 of convertible notes and the warrants. A payment of interest only is payable on the conversion dates, as defined in the agreement. The remaining principal balance of the note is payable in full in October 2003, at which time the remainder of the note will be automatically converted to shares of the Company's common stock. The note is convertible at the option of the holder at any time at the lesser of $9.76 per share or the average of the 7 lowest volume weighted average sales prices of the common stock during the past 50 trading days immediately preceding the notice of conversion. Included in accrued expenses is approximately $24,000 of accrued interest. The fair value of the associated warrant was determined based on the Black-Scholes pricing method at the date of grant. The value of the warrants totaled $1,576,309 and is included in paid-in capital at December 31, 2000. The note, net of discounts, has an effective interest rate of 75.7%. The discount is being amortized to interest expense over the life of the note using the interest rate method. Amortization of the discount totaled approximately $64,000 at December 31, 2000.

         Additional notes may be issued in increments of $2,000,000 provided that, among other items, the per share market value of the Company's common stock is not less than $10.00 per share.

         In January 2001, $400,000 of the outstanding note was converted to 298,078 shares of the Company's common stock at an average rate of $1.36 per share.

See accompanying independent auditors' report.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

(7)  Common Stock:

     In May 1999, the Company commenced a private placement of 1,500,000 shares of the Company's common stock at a purchase price of $2.00 per share. The Private Placement was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to the Private Placement were restricted securities as defined in Rule 144. The offering generated proceeds of approximately $2,846,000, net of offering costs of approximately $154,000. An additional 150,000 shares of the Company's common stock was issued for services rendered in connection with this private placement, which was valued at $2.00 per share.

     On June 22, 1999, in connection with a Merger Agreement and Plan of Reorganization with Dead On, Inc., the Company exchanged all of its outstanding shares of common stock for 7,000,000 newly issued shares of the common stock of Dead On, Inc. (Note 1).

     Pursuant to a plan approved by One Voice Technologies' Board of Directors in July 1999, the Company repurchased and retired 10,000,000 shares of its common stock, $.001 par value per share.

     In January 2000, the Company entered into a Subscription Agreement with an unrelated foreign party providing for the sale of 312,500 shares of the Company's common stock at $6.40 per share and 156,250 common stock purchase warrants. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $8.00. The warrants expired on January 5, 2001. Proceeds raised from the shares and warrants total approximately $1,800,000, net of offering costs of approximately $200,000.

     In March 2000, the Company commenced a private placement of approximately 1,000,000 units consisting of 1 share of the Company's common stock and 1/2 common stock purchase warrant for each unit purchased. The Company raised proceeds totaling approximately $12,146,000, net of offering costs of approximately $902,000, from the issuance of 988,560 shares of common stock and 494,280 common stock purchase warrants. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $18.00. The warrants expire at various times through April 2001.

(8)  Income Taxes:

     For federal income tax return purposes, the Company has available net operating loss carryforwards of approximately $11,500,000, which includes approximately $323,000 acquired from Dead On, Inc. The net operating loss carryforwards expire through 2019 and are available to offset future income tax liabilities.

     Temporary differences which give rise to deferred tax assets and liabilities at December 31, 2000 are as follows:

         Net  operating loss carryforwards           $ 4,600,000
         Valuation allowance                          (4,600,000)
                                                     -----------
              Net deferred taxes                     $         -
                                                     ===========


See accompanying independent auditors' report.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

(9)  Employment Agreement:

     In July 1999, the Company entered into an employment agreement with an officer stockholder of the Company to pay an annual base salary of $180,000 through July 2002. In April 2000, the Board of Directors approved an increase in the annual base salary to $252,000 and a $75,000 bonus paid in 2000. Increases are determined annually by the Board of Directors.

     Under this agreement, salaries totaled $230,686 and $104,505 for the years ended December 31, 2000 and 1999, respectively.

(10) Consulting Agreement:

     In July 1999, the Company entered into a consulting agreement with a personal service corporation owned by an officer of the Company to pay an annual consulting fee of $120,000 through July 2002. In April 2000, the Board of Directors approved an increase in the annual consulting salary to $180,000 per year and a $75,000 bonus paid in 2000.

     Consulting fees totaled $240,000 and $76,650 for the years ended December 31, 2000 and 1999, respectively.

(11) Commitments:

     The Company leases its facilities under leases that expire at various times through October 2005. The following is a schedule by years of future minimum rental payments required under operating leases that have noncancellable lease terms in excess of one year as of December 31, 2000:

         Year ending December 31,
              2001                                     $      287,681
              2002                                            294,849
              2003                                            304,615
              2004                                            313,291
              2005                                            266,053
                                                       --------------

                                                            1,466,489
            Less sublease income                              443,545
                                                       --------------

                                                       $    1,022,944
                                                       ==============

     Rent expense amounted to $183,231 and $28,280 for the years ended December 31, 2000 and 1999, respectively.

See accompanying independent auditors' report.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

(12)     Incentive and Nonqualified Stock Option Plan:

         On July 14, 1999, the Company enacted an Incentive and Nonqualified Stock Option Plan (the "Plan") for its employees and consultants under which a maximum of 1,000,000 options may be granted to purchase common stock of the Company. Two types of options may be granted under the
         Plan: (1) Incentive Stock Options (also known as Qualified Stock Options) which may only be issued to employees of the Company and whereby the exercise price of the option is not less than the fair market value of the common stock on the date it was reserved for issuance under the Plan; and (2) Nonstatutory Stock Options which may be issued to either employees or consultants of the Company and whereby the exercise price of the option is greater than 85% of the fair market value of the common stock on the date it was reserved for issuance under the plan. Grants of options may be made to employees and consultants without regard to any performance measures. All options issued pursuant to the Plan vest at a rate of at least 20% per year over a 5-year period from the date of the grant or sooner if approved by the Board of Directors. All options issued pursuant to the Plan are nontransferable and subject to forfeiture.

         The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. The Company follows FASB Statement No. 123 for stock options granted to non-employees and records a consulting expense equal to the fair value of the options at the date of grant.

         During 2000, the Company granted 53,725 stock options exercisable at an average exercise price of $10.22 to consultants for professional services provided to the Company. The options expire at various times through 2003. The options were valued using the Black-Scholes method at the date of grant. The Company recorded consulting service expense totaling $199,311 for the year ended December 31, 2000.

         The number and weighted average exercise prices of options granted under the plan for the years ended December 31, 2000 and 1999 are as follows:

                                                          2000                   1999
                                                   ------------------      -----------------
                                                             Average                 Average
                                                            Exercise                Exercise
                                                    Number    Price         Number    Price
                                                   -------  --------       -------  --------
          Outstanding at beginning of the year     400,500  $  6.01              -  $     -
          Outstanding at end of the year           916,325     6.51        400,500     6.01
          Exercisable at end of the year           338,395     6.76        225,000     6.08
          Granted during the year                  563,825     6.86        400,500     6.01
          Terminated during the year                48,000     5.85              -        -
          Exercised during the year                      -        -              -        -

See accompanying independent auditors' report.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

(12)     Incentive and Nonqualified Stock Option Plan, Continued:

         Pro forma information regarding the effect on operations is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. Pro forma information using the Black-Scholes method at the date of grant based on the following assumptions:

             Expected life                                       3 Years
             Risk-free interest rate                               5.88%
             Dividend yield                                            -
             Volatility                                             126%

         This option valuation model requires input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of fair value of its employee stock options.

         For purposes of FASB 123 pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's proforma information is as follows:

                                                          December 31, 2000
                                                          -----------------
             Net loss, as reported                           $ (9,397,620)
             Pro forma net loss                              $(10,087,271)

             Basic and diluted historical loss per share     $       (.76)
             Pro forma basic and diluted loss per share      $       (.81)

(13)     Warrants:

         At December 31, 2000, the Company had warrants outstanding that allow the holders to purchase up to 882,414 shares of common stock at exercise prices ranging from $8 to $18, expiring through October 2005.

See accompanying independent auditors' report.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

(13)     Warrants, Continued:

         The number and weighted average exercise prices of the warrants for the year ended December 31, 2000 are as follows:

                                                            2000
                                                     ------------------
                                                                Average
                                                               Exercise
                                                     Number      Price
                                                     -------   --------
        Outstanding at beginning of the year               -    $     -
        Outstanding at end of the year               882,414      14.06
        Exercisable at end of the year               882,414      14.06
        Granted during the year                      882,414      14.06
        Exercised during the year                          -          -
        Terminated during the year                         -          -

(14)    Contingencies:

        During 2000, a financial consulting firm filed a Complaint against the Company, alleging that the Company entered into an exclusive financing agreement wherein the plaintiff agreed to assist in the placement of common stock financing for the Company. The Complaint also alleges that the Company subsequently consummated a financing with a third party. The plaintiff alleges that this financing created a duty on the part of the Company to compensate the plaintiff to the extent provided in the financing agreement. The Complaint seeks damages of $160,000, and warrants to purchase 100,000 shares at $16.50 per share of the Company's common stock. At present, the litigation is in the preliminary stages, and management and legal counsel are presently unable to predict the outcome.

        The Company is party to various legal proceedings arising from the continued and discontinued operations of the Company. Although the ultimate disposition of these proceedings is not determinable, management, based on advice of legal counsel, does not believe that adverse determinations in any or all of such proceedings will have a material adverse effect on the financial position of the Company.

(15)    Subsequent Event:

        In March 2001, $100,000 of the outstanding debenture in Note 6 was converted to 85,654 shares of the Company's common stock at an average rate of $1.19 per share.

See accompanying independent auditors' report.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       BALANCE SHEET - SEPTEMBER 30, 2001
                                   (UNAUDITED)


     ASSETS
     ------
Current assets:

 Cash and cash equivalents                                            $  1,534,376
 Licensing revenue receivable                                                  721
 Inventory                                                                 109,451
 Prepaid advertising                                                        33,331
 Prepaid expenses                                                          200,432
                                                                      ------------

               Total current assets                                   $  1,878,311
                                                                      ------------

Property and equipment, net of
 accumulated depreciation and amortization                                 843,953
                                                                      ------------
Other assets:
 Software licensing, net of accumulated amortization                        11,525
 Software development costs, net of accumulated amortization             1,196,521
 Deposits                                                                   48,302
 Trademarks, net of accumulated amortization                               150,557
 Patents                                                                    57,140
                                                                      ------------

               Total other assets                                        1,464,045
                                                                      ------------

                                                                      $  4,186,309
                                                                      ============

     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------

Current liabilities -
  accounts payable and accrued expenses                               $    467,376
                                                                      ------------

8% convertible note payable, due September 7, 2003                         600,000
Less unamortized discount                                                 (296,050)
                                                                      ------------
                                                                           303,950

8% convertible note payable, due September 28, 2003                        500,000
Less unamortized discount                                                 (265,350)
                                                                      ------------
                                                                           234,650

5% convertible note payable, due October 3, 2003                         1,000,000
Less unamortized discount                                                 (744,533)
                                                                      ------------
                                                                           255,467

Stockholders' equity:
  Preferred stock; $.001 par value, 10,000,000 shares
   authorized, no shares issued and outstanding                                  -
  Common stock; $.001 par value, 50,000,000 shares
   authorized, 14,659,651 shares issued and outstanding                     14,659
  Additional paid-in capital                                            20,457,564
  Deficit accumulated during development stage                         (17,547,357)
                                                                      ------------

               Total stockholders' equity                                2,924,866
                                                                      ------------

                                                                      $  4,186,309
                                                                       ===========

See accompanying notes to unaudited financial statements.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                   (UNAUDITED)

                                                       Nine months ended                Three Months Ended        From Inception on
                                                          September 30                      September 30          January 1, 1999 to
                                                  ----------------------------      ---------------------------      September 30,
                                                      2001             2000             2001            2000             2001
                                                  -----------      -----------      -----------     -----------      ------------
Net Revenue                                       $   185,678               -       $    60,818              -       $    262,294

Cost of Revenues                                       25,950               -             1,970              -            139,130
                                                  -----------      -----------      -----------     -----------      ------------

Gross profit                                          159,728               -            58,848              -            123,164
                                                  -----------      -----------      -----------     -----------      ------------

General and administrative expenses                 6,527,250        5,450,363        2,402,994       2,222,451        17,670,521
                                                  -----------      -----------      -----------     -----------      ------------

Net Loss                                          $(6,367,522)     $(5,450,363)     $(2,344,146)    $(2,222,451)     $(17,547,357)
                                                  ===========      ===========      ===========     ===========      ============

Net loss per share, basic and diluted             $     (0.46)     $     (0.44)     $     (0.16)    $     (0.18)
                                                  ===========      ===========      ===========     ===========

Weighted average shares outstanding,
  basic and diluted                                13,723,297       12,338,181       14,582,506      12,671,060
                                                  ===========      ===========      ===========     ===========


See accompanying notes to unaudited financial statements.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                        STATEMENT OF STOCKHOLDERS' EQUITY

                                   (UNAUDITED)

                                                                                        Deficit
                                                                                      Accumulated
                                              Common Stock            Additional         During          Total
                                              ------------             Paid-in        Development    Stockholder's
                                         Shares         Amount         Capital           Stage          Equity
                                      -----------    ------------    ------------     -----------    -------------
Balance at January 1, 1999             12,720,000        $ 12,720                                    $     12,720

Net proceeds from issuance of
  common stock in connection  with
  merger                                7,000,000           7,000         106,236                         113,236

Net proceeds from issuance of
  common stock                          1,500,000           1,500       2,544,422                       2,545,922

Net issuance of common stock in
  exchange for services                   150,000             150         299,850                         300,000

Redemption of common stock            (10,000,000)        (10,000)                                        (10,000)

Net loss for the year ended
  December 31, 1999                                                                    (1,782,215)     (1,782,215)
                                      -----------    ------------    ------------    ------------    ------------
Balance at December 31, 1999           11,370,000          11,370       2,950,508      (1,782,215)      1,179,663

Net proceeds from issuance of
  common stock and warrants               312,500             313       1,779,523                       1,779,836

Net proceeds from issuance of
  common stock and warrants               988,560             988      12,145,193                      12,146,181

Issuance of warrants in exchange
  for services                                                             55,000                          55,000

Issuance of options in exchange
  for services                                                            199,311                         199,311

Issuance of warrants in connection
  with financing                                                        1,576,309                       1,576,309

Net loss for the year ended
  December 31, 2000                                                                    (9,397,620)     (9,397,620)
                                                     ------------    ------------    ------------    ------------
Balance at December 31, 2000           12,671,060        $ 12,671     $18,705,844    $(11,179,835)   $  7,538,680
                                      ===========================================================================

           (See accompanying notes to unaudited financial statements)

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  STATEMENT OF STOCKHOLDERS' EQUITY (CONTINUED)

                                   (UNAUDITED)


                                                                                                  Deficit
                                                                                                Accumulated
                                                    Common Stock              Additional          During              Total
                                                    ------------               Paid-in          Development       Shareholders'
                                                Shares         Amount          Capital             Stage             Equity
                                                ------         ------          -------             -----             ------

Issuance of stock in exchange
 for debt                                       383,732            384           128,999                              129,383

Issuance of options in exchange
 for services                                                                      7,841                                7,841

Issuance of stock in exchange
 for debt                                       515,143            515            86,468                               86,983

Net proceeds from issuance of
 common stock and warrants                      702,350            702           839,318                              840,020

Issuance of options in exchange
 for services                                                                      7,841                                7,841

Issuance of stock from
conversion of debt to equity                    277,366            277           174,723                              175,000

Issuance of warrants in
connection with financing                                                         92,400                               92,400

Beneficial conversion feature of
 debt to equity related to
 financing                                                                       325,000                              325,000

Issuance of common shares for
 legal settlement                               110,000            110            81,290                               81,400

Issuance of options in exchange
 for services                                                                      7,840                                7,840

Net loss for the nine months
ended  September 30, 2001                                                                        (6,367,522)       (6,367,522)
                                             ----------        -------        ----------        -----------        ----------
Balance at September 30, 2001                14,659,651        $14,659        20,457,564       $(17,547,357)       $2,924,866
                                             ==========        =======        ==========        ===========        ==========

           (See accompanying notes to unaudited financial statements.)

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                   (UNAUDITED)

                                                                                                            From inception on
                                                              Nine months ended      Nine months ended      January 1, 1999 to
                                                              September 30, 2001     September 30, 2000     September 30, 2001
                                                              ------------------     ------------------     ------------------

Cash flows provided by (used for) operating
activities:
  Net loss                                                           $(6,367,522)           $(5,450,363)          $(17,547,357)
                                                                     -----------            -----------           ------------
Adjustments to reconcile net loss to net cash
provided by operating activities:
    Depreciation and amortization                                        958,896                686,570              2,115,141
    Amortization of discount on note payable                             342,892                      -                406,475
    Options/shares issued in exchange for services                       104,922                160,883                304,233
    Warrants issued in exchange for services                                   -                      -                 55,000
    Impairment loss related to customer lists                            500,000                      -                500,000
Changes in operating assets and liabilities:
(Increase) decrease in assets:
    Licensing revenue receivable                                         324,280                      -                 74,280
    Advertising revenue receivable                                             -                      -                (75,000)
    Inventory                                                              6,424                (98,038)              (109,451)
    Prepaid advertising                                                  150,000               (190,556)               (33,331)
    Prepaid mailing lists                                                      -                      -               (750,000)
    Prepaid expenses                                                      52,824               (644,651)              (200,432)
    Deposits                                                                (315)               (21,085)               (48,302)
Increase (decrease) in liabilities:
    Accounts payable and accrued expenses                               (331,298)                90,531                467,376
    Deferred revenue                                                     (56,250)                     -                250,000
                                                                     -----------            -----------           ------------
      Total adjustments                                                2,052,375                (16,346)             2,955,989
                                                                     -----------            -----------           ------------
      Net cash used for operating activities                          (4,315,147)            (5,466,709)           (14,591,368)
                                                                     -----------            -----------           ------------

Cash flows used for investing activities:
  Purchase of property and equipment                                     (63,694)            (1,086,755)            (1,387,155)
  Software licensing                                                           -               (667,231)            (1,139,309)
  Software development costs                                            (262,278)              (727,646)            (1,560,224)
  Trademarks                                                              (6,357)              (158,325)              (214,343)
  Patents                                                                 (1,790)                (8,177)               (57,140)
  Loan fees                                                                    -                      -               (200,000)
  Increase in escrow account                                             200,000                      -                      -
                                                                     -----------            -----------           ------------
      Net cash used for investing activities                            (134,119)            (2,648,134)            (4,558,171)
                                                                     -----------            -----------           ------------

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                   (UNAUDITED)
                                   (continued)

                                                                                                            From inception on
                                                              Nine months ended      Nine months ended      January 1, 1999 to
                                                              September 30, 2001     September 30, 2000     September 30, 2001
                                                              ------------------     ------------------     ------------------
Cash flows provided by (used for) financing
activities:
  Proceeds from issuance of common stock, net                            840,020             13,964,956             17,737,915
  Proceeds from convertible note payable                                 956,000                      -              2,956,000
  Retirement of common stock, net                                              -                      -                (10,000)
  Proceeds from (payments on) loans payable
    including officer-stockholders                                      (200,000)               (14,500)                     -

          Net cash provided by financing activities                    1,596,020             13,950,456             20,683,915
                                                                     -----------            -----------            -----------

Net increase (decrease) in cash                                       (2,853,246)             5,835,613              1,534,376
Cash and cash equivalents, beginning of year                           4,387,622                904,485                      -
                                                                     -----------            -----------            -----------
Cash and cash equivalents, end of year                               $ 1,534,376            $ 6,740,098            $ 1,534,376
                                                                     ===========            ===========            ===========
Supplemental disclosure of cash flow information:
    Interest paid                                                    $     1,266            $        66            $    20,343
                                                                     ===========            ===========            ===========
    Income taxes paid                                                $         -            $     1,600            $     4,223
                                                                     ===========            ===========            ===========

Supplemental disclosure of non-cash financing activities:

   Warrants issued in exchange for services                          $         -            $         -            $    55,000
                                                                     ===========            ===========            ===========
   Options issued in exchange for services                           $    23,522            $   160,883            $   222,833
                                                                     ===========            ===========            ===========
   Common stock issued in exchange for debt                          $   391,365            $         -            $   391,365
                                                                     ===========            ===========            ===========
   Warrants issued in connection with financing                      $   394,400            $         -            $ 1,970,709
                                                                     ===========            ===========            ===========
   Beneficial conversion feature of debt to equity                   $   325,000            $         -            $   325,000
                                                                     ===========            ===========            ===========
   Common shares issued for settlement                               $    81,400            $         -            $    81,400
                                                                     ===========            ===========            ===========

           (See accompanying notes to unaudited financial statements.)

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                      NINE MONTHS ENDED SEPTEMBER 30, 2001

(1)  ORGANIZATION

          Conversational Systems, Inc. was incorporated under the laws of the State of California on April 8, 1991. The Company commenced operations in 1999.

          Effective June 22, 1999, pursuant to a Merger Agreement and Plan of Reorganization between Dead On, Inc. ("acquiree") and Conversational Systems, Inc. a California corporation ("acquiror" or the "Company"), Dead On, Inc. has been reversed merged into Conversational Systems, Inc. The Company accounted for the acquisition of Dead On, Inc. using the purchase method of accounting. The shares of Conversational Systems were exchanged for 7,000,000 newly issued shares of Dead On, Inc. Because the former shareholders of Conversational Systems, Inc. then became the majority shareholders of Dead On, Inc., Conversational Systems was treated as the acquiror under APB Opinion No. 16, "Business Combinations."

          In July 1999, the Company repurchased and retired 10,000,000 shares of its common stock, $.001 par value per share. Due to the retirement of shares, the former shareholders of Conversational Systems, Inc. have significant control in Dead On, Inc.

          Due to the contemplation and timing of the merger between Dead On, Inc. and Conversational Systems, Inc. and the retirement of 10,000,000 shares of the Company's common stock, these events were accounted for as a single transaction.

          Conversational Systems, Inc. was liquidated with and into Dead On, Inc., which then changed its legal name to One Voice Technologies, Inc.

(2)  Summary of Significant Accounting Policies:

     Interim Financial Statements:

          The accompanying financial statements include all adjustments (consisting of only normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented. Interim results are not necessarily indicative of the results to be expected for a full year. The financial statements should be read in conjunction with the financial statements included in the annual report of One Voice Technologies, Inc. (the "Company") on Form 10-KSB for the year ended December 31, 2000.

     Business Activity:

          The Company develops and markets computer software using Intelligent Voice Interactive Technology (IVIT(TM)) to website owners in the United States and other countries.

         Revenue Recognition:

               The Company recognizes revenues when earned in the period in which the service is provided. Service fees are deferred and recognized over the life of the service agreement. Initial distribution fees are recognized when the software is delivered.

(3)  Convertible Notes Payable

     5% Convertible Note Payable
     ---------------------------

     For the three quarterly periods ended September 30, 2001, listed below are the principal balances that were converted from debt to equity. The original debt securities were issued in 2000.

            Month of        Principal        Shares         Avg. rate
           Conversion      Conversion     Converted To      per share

           March 2001       $500,000        $383,732          $1.30
            May 2001         $40,000        $ 61,471          $0.65
            May 2001        $135,000        $215,639          $0.63
            May 2001        $100,000        $158,541          $0.63
           June 2001         $50,000         $79,492          $0.63
           July 2001        $175,000        $277,366          $0.63


     8% Convertible Note Payable
     ---------------------------

     On September 7, 2001, the Company entered into a subscription agreement with Laurus Master Fund, Ltd., a Cayman Island corporation for the sale of
     (i) a $600,000 convertible note and (ii) warrants to purchase 100,000 shares of the Company's common stock. The Company recorded net proceeds of $511,750.

     The note bears interest at 8% and is convertible into common stock at the lesser of:

          a)   $0.51; or
          b) 80% of the average of the three lowest closing prices of the common stock for the thirty trading days immediately prior to the conversion date.

     The unconverted portion of the note is due September 7, 2003.

     The warrants have an exercise price of:

          a)   $0.82; or
          b) 120% of the three lowest closing price of the common stock for the ten trading days prior to the exercise of the warrant.

     Using the Black Scholes Option Pricing Model, the fair value of the warrant amounted to $0.578 per share or total consideration of $57,800. This amount has been recorded as a discount against the face value of the note payable. In addition, since this debt is convertible into equity at the option of the note holder at conversion rates mentioned above, a beneficial conversion feature of $175,000 has been recorded as a debt discount and is being amortized using the effective interest rate over the life of the debt in accordance with EITF 00-27.

     8% Convertible Note Payable
     ---------------------------

     On September 28, 2001, the Company entered into a subscription agreement with Stonestreet Limited Partnership, an Ontario limited partnership, for the sale of (i) a $500,000 convertible note and (ii) warrants to purchase 83,333 shares of the Company's common stock. The Company recorded net proceeds of $444,250.

     The note bears interest at 8% and is convertible into common stock at the lesser of:

          a)   $0.34; or
          b) 80% of the average of the three lowest closing prices of the common stock for the thirty trading days immediately prior to the conversion date.

     The unconverted portion of the note is due September 28, 2003.

     The warrants have an exercise price of:

          a)   $0.515; or
          b) 120% of the three lowest closing prices of the common stock for the ten trading days prior to the exercise of the warrant.

     Using the Black Scholes Option Pricing Model, the fair value of the warrant amounted to $0.415 per share or total consideration of $34,600. This amount has been recorded as a discount against the face value of the note payable. In addition, since this debt is convertible into equity at the option of the note holder at conversion rates mentioned above, a beneficial conversion feature of $150,000 has been recorded as a debt discount and is being amortized using the effective interest rate over the life of the debt in accordance with EITF 00-27.

(4)  Common Stock:

     In June 2001, the Company raised proceeds of approximately $840,000, which is net of offering costs of approximately $73,000, from the issuance of 702,350 shares through a private placement offering of its restricted stock. The offering price was $1.30 per share. The Company also issued 702,350 warrants (valued using the Black-Scholes method at the date of grant) to the investors, which have an exercise price of $0.86 per share and expire on June 30, 2002.

     Subsequent Events (Unaudited):
     ------------------------------

     During January 2002, the Company entered into a new convertible debt financing agreement with Stonestreet Limited Partnership and Laurus Master Fund, Ltd. for an aggregate of $1.45 million. Net proceeds to the Company amounted to approximately $1.32 million, which is net of debt issue costs.

     In addition, as of January 21, 2002;
     a. Nevelle Investors LLC has converted all (principal balance of $2 million) of its convertible debt security and related interest into approximately 5.7 million shares of One Voice Technologies, Inc.'s common stock.

     b. Stonestreet Limited Partnership has converted all (principal balance of $500,000) of its convertible debt security and related interest into approximately 3.0 million shares of One Voice Technologies, Inc.'s common stock.

     c. Laurus Master Fund, Ltd. has converted $607,041 (principal balance of $596,931) of its convertible debt security and related interest into approximately 3.4 million shares of One Voice Technologies, Inc.'s common stock.

================================================================================

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate on the date of this document.



                                TABLE OF CONTENTS
                                                                       Page
Prospectus Summary                                                        2
Risk Factors                                                              3
Use Of Proceeds                                                          10
Market For Common Equity And Related
     Stockholder Matters                                                 11
Management's Discussion And Analysis Or Plan
     Of Operation                                                        12
Business                                                                 16
Management                                                               21
Certain Relationships And Related Transactions                           24
Security Ownership Of Certain Beneficial
     Owners And Management                                               25
Description Of Securities                                                26
Plan Of Distribution                                                     27
Selling Stockholders
Legal Matters                                                            29
Experts                                                                  31
Available Information                                                    31
Index To Financial Statements                                            32





================================================================================


                             UP TO 12,200,694 SHARES
                                     OF OUR
                                  COMMON STOCK











                                    One Voice
                               Technologies, Inc.


                         6333 Greenwich Drive, Suite 240
                           San Diego, California 92122
                                 (858) 552-4466








                                ----------------

                                   PROSPECTUS

                                ----------------











                                January __, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

         Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, and our Bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or
(vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

         The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Bylaws provide that if the Nevada General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Item 25. Other Expenses of Issuance and Distribution.

         The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

    Nature of Expense                                              Amount
    -----------------                                            ----------
    SEC Registration fee                                         $2,099.50
    Accounting fees and expenses                                  5,000.00*
    Legal fees and expenses                                       8,000.00*
    Printing and related expenses                                 3,000.00*
                 TOTAL                                          $18,099.50*
                                                                ===========

* Estimated.

Item 26. Recent Sales of Unregistered Securities.

         In September 1998, we offered and sold 220,000 shares of common stock at $.25 per share to a non-affiliated investor for net proceeds of $55,000. he Company relied on an exemption from registration pursuant to Regulation S as the basis of exemption from registration. Regulation S was available to this investor as the sale was made outside of the United States to an investor who was not a U.S. resident, citizen or corporation, nor were any officers or directors of the investing corporation U.S. residents or citizens.

         From the period of approximately May 1, 1999 until July 14, 1999, we offered and sold 1,500,000 shares of restricted stock at $2.00 per share to thirty-two non-affiliated private investors. Each investor completed a subscription confirmation letter and private placement subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts and that the investors were accredited as defined. This offering was not accompanied by general advertisement or general solicitation. The Company relied on Section 4(2) of the Securities Act of 1993, as amended (the "Act") as the basis of exemption from registration. The offering generated proceeds, net of offering costs, of approximately $2,846,000. An additional 150,000 shares of the Company's common stock was issued for services rendered in connection with this private placement, which was valued at $2.00 per share.

         On June 22, 1999, in connection with a Merger Agreement and Plan of Reorganization with Dead On, Inc., all of the outstanding shares of common stock of Conversational Systems, Inc. were exchanged for 7,000,000 newly-issued shares of our common stock. We relied on Section 4(2) of the Act as the basis of exemption from registration.

         In January 2000, we offered and sold 312,500 shares of common stock at $6.40 per share and 156,250 common stock purchase warrants to a non-affiliated institutional investor raising net proceeds of $1,800,000. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $8.00. The institutional investor completed a subscription confirmation letter and private placement subscription agreement whereby the investor certified that it was purchasing the shares for its own account and that the investor was accredited and sophisticated as defined. This offering was not accompanied by general advertisement or general solicitation. We relied on Section 4(2) of the Act as the basis of exemption from registration.

         In March 2000, we offered approximately 1 million units consisting of one share of our common stock and one-half common stock purchase warrant for each unit purchased. We received net proceeds of $12,146,181 from the issuance of 988,560 shares of common stock and 494,280 common stock purchase warrants in reliance on Section 4(2) of the Act as the basis of exemption from registration. Each warrant entitles the holder to purchase one share of our common stock at an exercise price of $18.00.

         In October 2000, we entered into an agreement for the issuance of an initial amount of $2,000,000 worth of 4% Convertible Debentures and 231,884 common stock purchase warrants with the Selling Stockholders in reliance on
Section 4(2) of the Act and Rule 506. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $9.76. Under the Securities Purchase Agreement, additional 4% Convertible Debentures and common stock purchase warrants may be offered to the Selling Stockholders for total gross proceeds from this offering of up to $10,000,000. The Selling Stockholders represented to us that they were accredited investors as defined in the Act and that they were able to protect their own interests in connection with the investment. The shares underlying this private placement are being registered in this registration statement. The commission for the transaction was 10% ($200,000) and a common stock purchase warrant for 23,188 shares of our stock at an exercise price per share of $9.76.

         On August 3, 2001, we entered into a settlement agreement with Dominick & Dominick LLC, to be effective September 1, 2001, pursuant to which we issued 110,000 shares of common stock and 300,000 common stock purchase warrants. We relied on Section 4(2) of the Act as a basis of exemption from registration. The Settlement Agreement was entered into in order to settle a dispute regarding a financial consulting agreement which we had entered into with Dominick & Dominick LLC as of May 30, 2000. Such shares and warrants were subsequently transferred to Dominick & Dominick Financial Corp., a Delaware corporation.

         In September 2001, we entered into a securities purchase agreement with the Laurus Master Fund, Ltd. for the issuance of a $600,000 8% convertible debenture and 100,000 common stock purchase warrants in reliance on Section 4(2) of the Act and Rule 506. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $.515. The commission for the transaction was 10% ($60,000) and a common stock purchase warrant for 100,000 shares of our stock at an exercise price per share of $.515.

         In September 2001, we entered into a securities purchase agreement with the Stonestreet Limited Partnership for the issuance of a $500,000 8% convertible debenture and 83,333 common stock purchase warrants in reliance on
Section 4(2) of the Act and Rule 506. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $.515. The commission for the transaction was 10% ($50,000) and a common stock purchase warrant for 83,333 shares of our stock at an exercise price per share of $.515.

         In January 2002, we entered into a securities purchase agreement with the Laurus Master Fund, Ltd. and Stonestreet Limited Partnership for the issuance of an aggregate of $1,452,500 principal amount of 4% convertible notes and an aggregate of 500,000 common stock purchase warrants in reliance on
Section 4(2) of the Act and Rule 506. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $.96. The commission for the transaction was $87,500 and a 4% convertible note in the amount of $52,500.

         Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

Item 27. Exhibits.

         The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean One Voice Technologies, Inc., a Nevada corporation.

          Exhibit No.         Description
          ----------          -----------

                       ARTICLES OF INCORPORATION AND BYLAWS

             3.1       Articles of Incorporation of Belridge Holdings Corp. filed with the Nevada Secretary of State on August 23, 1995
                       (incorporated by reference to Exhibit 3(i) to our Form 10-SB filed October 7, 1999).

             3.2       Certificate of Amendment of Articles of Incorporation of Belridge Holdings
                       Corp. changing its name to Dead On, Inc. (incorporated by reference to
                       Exhibit 3(i) to our Form 10-SB filed October 7, 1999).  The Certificate originally filed on September 25, 1998, was canceled and re-filed with the
                       Nevada Secretary of State on June 10, 1999.

             3.3       Articles of Merger for the merger of Conversational Systems, Inc. into Dead
                       On, Inc. filed with the Nevada Secretary of State on July 14, 1999 with supporting documents (incorporated by reference to Exhibit 2 to our Form
                       10-SB, filed October 7, 1999).  This document changed the name of the surviving entity, Dead On, Inc., to ConversIt.com, Inc.

             3.4       Certificate of Amendment of Articles of Incorporation of ConversIt.com,
                       Inc. changing its name to One Voice Technologies, Inc. (incorporated by reference to Exhibit 2 to our Form 10-SB filed October 7, 1999).

             3.5       Bylaws of Belridge Holdings Corp. (incorporated by reference to
                       Exhibit 3(ii) of our Form 10-SB, filed October 7, 1999).

      Exhibit No.             Description
      ----------              -----------

          3.6 Amendment to Bylaws dated July 11, 2000 (excerpted) (incorporated by reference to Exhibit 4.3 of our Form S-8, filed October 3, 2000).

                       INSTRUMENTS DEFINING RIGHTS OF SECURITY HOLDERS

          4.1 Common Stock Purchase Warrant with Veritas SG Investments from the January 2000 offering (incorporated by reference to Exhibit 4.1 of our Form SB-2, filed November 11, 2000).

          4.2 Form of Common Stock Purchase Warrant from the March 2000 offering (incorporated by reference to Exhibit 4.1 of our Form SB-2, filed November 11, 2000).

          4.3 Securities Purchase Agreement ("SPA") with Nevelle Investors LLC dated October 3, 2000, and Form of Debenture (Exhibit A to the SPA), Form of Warrant (Exhibit B to the SPA), Conditional Warrant dated October 3, 2000 (Exhibit C to the SPA) and Registration Rights Agreement dated October 3, 2000 (Exhibit E to the
                       SPA), each with Nevelle Investors LLC (incorporated by reference to Exhibit 4 to our Form 10-QSB, filed November 14, 2000).

          4.4          $700,000 4% Convertible Note issued to the Laurus Master
                       Fund, Ltd.

          4.5          Common Stock Purchase Warrant issued to the Laurus Master
                       Fund, Ltd.

          4.6          Securities Purchase Agreement.

          4.7 $700,000 4% Convertible Note issued to the Stonestreet Limited Partnership.

          4.8 Common Stock Purchase Warrant issued to the Stonestreet Limited Partnership.

          4.9 $52,500 4% Convertible Note issued to the Stonestreet Limited Partnership.


                       OPINION REGARDING LEGALITY

          5.1 Sichenzia Ross Friedman Ference LLP Opinion and Consent (filed herewith).

                       MATERIAL CONTRACTS

         10.1 Employment Agreement with Dean Weber dated July 14, 1999 (incorporated by reference to Exhibit 10 to our Form 10-SB, filed October 7, 1999). This agreement was amended on April 10, 2000, to increase Mr. Weber's annual salary to $252,000.

         10.2 Consulting Agreement with KJN Management Ltd. For the services of Rahoul Sharan dated July 14, 1999 (incorporated by reference to Exhibit 10 to our Form 10-SB, filed October 7, 1999). This agreement was amended on April 10, 2000, to increase the annual consulting fee to $180,000.

         10.3 Software Agreement with IBM/OEM dated September 21, 1999 (incorporated by reference to Exhibit 4.4 to our Form SB-2 filed November 20, 2000).

         10.4 Software License Agreement with Philips Spech Processing dated March 3,

          Exhibit No.                   Description
          ----------                    -----------
                        2000 (incorporated by reference to
                        Exhibit 4.4 to our Form SB-2 filed November 20, 2000).

            10.5 Amended and Restated 1999 Stock Option Plan (incorporated by reference to Exhibit 4.4 to our Form S-8, Amendment No. 1, filed October 4, 2000).


                        CONSENTS OF EXPERTS AND COUNSEL

            23.1        Consent of independent auditors (filed herewith).

            23.2        Consent of legal counsel (see Exhibit 5).


Item 28.  Undertakings.

         The undersigned registrant hereby undertakes to:

         (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

         (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on January 29, 2002.

                                                  ONE VOICE TECHNOLOGIES, INC.


                                                  By:  /s/ Dean Weber
                                                     ---------------------------
                                                       Dean Weber, President

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

                   Signature                                       Title                              Date
/s/ Dean Weber                                   Chief Executive Officer and Director           January 29, 2002
--------------------------------------------
Dean Weber

/s/ Rahoul Sharan                                Chief Financial Officer and Director           January 29, 2002
--------------------------------------------
Rahoul Sharan

/s/ George H. Kaelin, III                        Director                                       January 29, 2002
--------------------------------------------
George H. Kaelin, III


/s/ Bradley J. Ammon                             Director                                       January 29, 2002
--------------------------------------------
Bradley J. Ammon